PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated August 21, 2023)	Registration No. 333-272028

800,000 Common Share Units, Each Consisting of a Common Share and a Common Share Purchase Warrant

Foremost Lithium Resource & Technology Ltd.

This prospectus supplement amends and supplements the prospectus dated August 21, 2023, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-272028). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on August 29, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Common Share Purchase Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FMST” and “FMSTW,” respectively, and our Common Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “FAT”. On August 29, 2023, the last reported sales prices of the Common Shares on Nasdaq and the CSE were US$4.00 and C$5.45, respectively, and the last reported sales price of the Common Share Purchase Warrants on Nasdaq was US$0.65.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of the prospectus for a discussion of information that should be considered in connection with an investment in our common shares. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 30, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of August 2023

Commission File Number 001-41769

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

(Translation of registrant’s name into English)

2500-700 West Georgia Street

Vancouver, British Columbia V7Y 1B3 Canada

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 29, 2023	FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

	By:	/s/ Jason Barnard
Jason Barnard
Chief Executive Officer

1

EXHIBIT INDEX

Exhibit No.	Description
99.1	Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2023 and 2022
99.2	Management Discussion and Analysis for the three months ended June 30, 2023
99.3	Form 52-109F2 Certification of Interim Filings by CEO (pursuant to Canadian regulations)
99.4	Form 52-109F2 Certification of Interim Filings by CFO (pursuant to Canadian regulations)

2

Exhibit 99.1

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

June 30, 2023

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Chartered Professional Accountants of Canada for a review of interim financial statements by an entity’s auditor.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

AS AT,

	Note	June 30, 2023	March 31, 2023

ASSETS

Current assets
Cash		$44,666	$574,587
GST receivable		150,650	132,515
Prepaid expenses and deposits		72,032	56,710
Net investment in sublease	5	16,047	31,537

Total current assets		283,395	795,349

Non-current assets
Prepaid expenses and deposits		21,979	24,404
Long-term investment	4	3,250	2,900
Exploration and evaluation assets	6	12,802,235	12,477,791

Total assets		$13,110,859	$13,300,444

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities	7, 11	$1,847,967	$1,621,721
Short-term loans payable	8	1,224,562	1,216,715
Lease obligation	5	17,499	34,386
Loan payable	9	40,000	40,000

Total liabilities		3,130,028	2,912,822

Equity
Capital stock	10	26,635,439	26,449,839
Reserves	10	1,822,681	1,806,894
Deficit		(18,477,289)	(17,869,111)

Total equity		9,980,831	10,387,622

Total liabilities and equity		$13,110,859	$13,300,444

Nature and continuance of operations (Note 1)

Contingencies (Note 15)

Approved and authorized on behalf of the Board on August 29, 2023:

“Jason Barnard”	Director	“Andrew Lyons”	Director
Jason Barnard		Andrew Lyons

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

FOR THE THREE MONTHS ENDED JUNE 30,

	Note	2023	2022

EXPENSES
Consulting		$30,581	$129,045
Interest expense	5,8	24,867	14,675
Investor relations and promotion		26,041	28,252
Management and director fees	11	135,000	56,318
Office and miscellaneous	5	11,295	25,058
Professional fees		331,157	154,214
Share-based payments	10,11	15,787	331,548
Transfer agent and filing fees		39,118	6,894
Travel		4,184	13,559

Loss before other items		(618,030)	(759,563)

OTHER ITEMS
Finance income on sublease	5	936	3,071
Foreign exchange gain (loss)		7,085	(7,975)
Gain on sublease	5	1,481	1,481
Unrealized gain (loss) on marketable securities	4	350	(5,000)

Loss and comprehensive loss for the period		$(608,178)	$(767,986)

Basic and diluted loss per common share		$(0.15)	$(0.21)

Weighted average number of common shares outstanding		3,975,666	3,620,185

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

FOR THE THREE MONTH PERIOD ENDED JUNE 30,

	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Loss and comprehensive loss for the period	$(608,178)	$(767,986)
Items not involving cash:
Finance income on sublease	(936)	(2,973)
Interest expense	24,867	3,239
Share-based payments	15,787	331,548
Unrealized loss (gain) on marketable securities	(350)	5,000

Changes in non-cash working capital items:
GST receivable	(18,135)	(61,262)
Accounts receivable	-	(6,166)
Prepaid expenses and deposits	(12,897)	40,504
Accounts payable and accrued liabilities	403,112	(61,165)

Net cash used in operating activities	(196,730)	(519,261)

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and evaluation acquisition costs	(187,849)	(100,000)
Exploration and evaluation expenditures	(227,861)	(1,395,188)
Exploration and evaluation recoveries	100,000	100,000
Receipt of sublease payments	16,426	16,425

Net cash used in investing activities	(299,284)	(1,378,763)

CASH FLOWS FROM FINANCING ACTIVITIES
Exercise of warrants	-	112,400
Short-term loan received	-	1,160,195
Loan repayment	(16,000)	-
Repayment of lease obligation	(17,907)	(17,907)
Subscriptions received in advance	-	677,557

Net cash provided by (used in) financing activities	(33,907)	1,932,245

Change in cash for the period	(529,921)	34,221

Cash, beginning of the period	574,587	235,455

Cash, end of period	$44,666	$269,676

Cash paid during the period for interest and taxes	$16,000	$8,000

Supplemental disclosures with respect to cash flow (Note 12)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

	Capital stock
	Shares	Amount	Subscription received in advance	Reserves	Deficit	Total equity

Balance, March 31, 2022	3,608,519	$24,164,441	$-	$2,294,394	$(19,717,089)	$6,741,746

Acquisition of exploration and evaluation assets	10,526	73,684	-	-	-	73,684
Share issued – warrants exercised	16,672	112,400	-	-	-	112,400
Subscription received in advance	-	-	677,557	-		677,557
Shares-based payments	-	-	-	331,548	-	331,548
Loss for the period	-	-	-	-	(767,986)	(767,986)

Balance, June 30, 2022	3,635,717	24,350,525	667,557	2,625,942	(20,485,075)	7,168,949
Acquisition of exploration and evaluation assets	7,069	78,770	-	-	-	78,770
Private placements	97,753	1,661,807	(667,557)	-	-	984,250
Flow-through premium	-	(977,534)	-	-	-	(977,534)
Shares issuance costs	-	(99,624)	-	-	-	(99,624)
Shares issuance costs – agents warrants	-	(22,000)	-	22,000	-	-
Shares issued – options exercised	13,000	156,278	-	(78,528)	-	77,750
Shares issued – warrants exercised	196,078	946,617	-	-	-	946,617
Share issued – PSU redeemed	20,000	355,000	-	(355,000)	-	-
Share-based payments	-	-	-	483,880	-	483,880
Options expired/forfeited	-	-	-	(891,400)	891,400	-
Income for the period	-	-	-	-	1,724,564	1,724,564

Balance, March 31, 2023	3,969,617	26,449,839	-	1,806,894	(17,869,111)	10,387,622
Acquisition of exploration and evaluation assets	23,772	185,600	-	-	-	185,600
Share-based payments	-	-	-	15,787	-	15,787
Loss for the period	-	-	-	-	(608,178)	(608,178)
Balance, June 30, 2023	3,993,389	$26,635,439	$-	$1,822,681	$(18,477,289)	$9,980,831

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

1.	NATURE AND CONTINUANCE OF OPERATIONS

Foremost Lithium Resource & Technology Ltd. (the “Company”) which was incorporated under the laws of the Province of British Columbia, is a public company listed on the Canadian Securities Exchange (the “CSE”) and trades under the symbol FAT. The Company’s head office is located at 2500 – 700 West Georgia Street, Vancouver, BC, V7Y 1K8. The Company’s registered and records office is located at 2500 – 700 West Georgia Street, Vancouver, BC, V7Y 1K8.

On January 4, 2022, the Company changed its name to Foremost Lithium Resource & Technology Ltd.

On February 14, 2022, the Company began trading on the OTCQB Venture Market in the United States under the symbol FRRSF.

On August 22, 2023, the Company began trading on the Nasdaq Capital Market under the symbols "FMST" and "FMSTW".

On July 5, 2023, the Company consolidated its common shares on the basis of fifty (50) pre-consolidation common shares for one (1) post-consolidation common share. All shares, warrants and stock options in these condensed interim consolidated financial statements are on post consolidated basis.

The Company is an exploration company focused on the identification and development of high potential mineral opportunities in stable jurisdictions.

Going concern of operations

These condensed interim consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at June 30, 2023, the Company has had significant losses resulting in a deficit at June 30, 2023 of $18,477,289 (March 31, 2023 - $17,869,111). As at June 30, 2023, the Company also had a working capital deficiency of $2,846,633 (March 31, 2023 - $2,117,473). In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These material uncertainties cast significant doubt as to the ability of the Company to meet its obligations as they come due, and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These condensed interim consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the pandemic and the war in the Ukraine, to the business to be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect the business and may make it more difficult for it to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position and cash flows in the future.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

2.	BASIS OF PREPARATION

Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”), as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the IFRS Interpretations Committee (IFRICs). Accordingly, they do not include all of the information required for full annual financial statements by International Financial Reporting Standards (“IFRS”) for complete financial statements for year-end reporting purposes. These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2023, which have been prepared in accordance with IFRS. The condensed interim financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

Basis of measurement

These condensed interim consolidated financial statements have been prepared on a historical cost basis, except for financial instruments classified as fair value through profit or loss which are stated at their fair value. In addition, these financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Basis of consolidation

The condensed interim consolidated financial statements include the financial statements of Foremost Lithium Resource & Technology Ltd. and its subsidiaries, Sierra Gold & Silver Ltd. and Sequoia Gold & Silver Ltd.

Name of Subsidiary	Country of Incorporation	Principal Activity	Proportion of Ownership Interest
			June 30, 2023	March 31, 2023
Sierra Gold & Silver Ltd.	USA	Holding Company	100%	100%
Sequoia Gold & Silver Ltd.	Canada	Holding Company	100%	100%

All intercompany balances and transactions have been eliminated.

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of estimates and judgments

The preparation of these condensed interim consolidated financial statements in conformity with IFRS requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates.

Significant accounting judgments and critical accounting estimates

Significant accounting judgments that management has made in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the condensed interim consolidated financial statements include, but are not limited to, the following:

i)	Assessment of any indicators of impairment of the carrying value of the Company’s exploration and evaluation assets;

ii)	The ability of the Company to continue as a going concern; and

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Significant accounting judgments and critical accounting estimates (cont’d…)

iii)	Contingencies by their nature, will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. The Company is involved in certain claims as described in Note 15, and the likelihood or outcomes of these claims involves the exercise of significant judgement.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand and cash equivalents. Cash equivalents are short-term, highly liquid holdings that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. The Company does not currently hold any cash equivalents.

Foreign currency translation

The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which the entity operates. Transactions in foreign currencies are translated to the functional currency of the entity at the exchange rate in existence at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated at the period end date exchange rates.

The functional currency of the parent entity and its subsidiaries is the Canadian dollar, which is also the presentation currency of the condensed interim consolidated financial statements.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period the expense costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant and the grant is recognized as a reduced depreciation expense over the expected useful life of the asset.

Mineral properties – exploration and evaluation assets

Pre-exploration costs

Pre-exploration costs are expensed in the year in which they are incurred.

Exploration and evaluation expenditures

Once the legal right to explore a property has been acquired, all costs related to the acquisition, exploration and evaluation of the property are capitalized. These direct expenditures include such costs as materials used, surveying costs, drilling costs, payments made to contractors, and depreciation on plant and equipment during the exploration phase. Costs not directly attributable to exploration and evaluation activities, including general administrative overhead costs, are expensed in the period in which they occur.

When a project is deemed to no longer have commercially viable prospects to the Company, exploration and evaluation expenditures in respect of that project are deemed to be impaired. As a result, those exploration and evaluation expenditure costs, in excess of estimated recoveries, are written off to profit or loss.

The Company assesses exploration and evaluation assets for impairment when facts and circumstances suggest that the carrying amount of an asset may exceed its recoverable amount.

Once the technical feasibility and commercial viability of extracting the mineral resource has been determined, the property is considered to be a mine under development and is classified as “mines under construction”. Exploration and evaluation assets are tested for impairment before the assets are transferred to development properties.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Exploration and evaluation expenditures (cont’d…)

As the Company currently has no operational income, any incidental revenues earned in connection with exploration activities are applied as a reduction to capitalized exploration costs.

Exploration and evaluation assets are classified as intangible assets.

The Company enters into farm-out arrangements, whereby the Company will transfer part of a mineral interest, as consideration, for an agreement by the transferee to meet certain exploration and evaluation expenditures which would have otherwise been undertaken by the Company. The Company does not record any expenditures made by the farmee on its behalf. Any cash or other consideration received from the agreement is credited against the costs previously capitalized to the mineral interest given up by the Company, with any excess consideration accounted for as a gain on disposal.

The Company accounts for mining tax credits as a reduction to capitalized exploration costs when there is reasonable assurance of receipt.

Provision for environmental rehabilitation

The Company recognizes liabilities for legal or constructive obligations associated with the retirement of exploration and evaluation assets and equipment. The net present value of future rehabilitation costs is capitalized to the related asset along with a corresponding increase in the rehabilitation provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value.

The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related assets with a corresponding entry to the rehabilitation provision.

Decommissioning obligations:

The Company’s activities may give rise to dismantling, decommissioning and site disturbance re-mediation activities. A provision is made for the estimated cost of site restoration and capitalized in the relevant asset category.

Decommissioning obligations are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. Subsequent to the initial measurement, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The increase in the provision due to the passage of time is recognized as finance costs whereas increases due to changes in the estimated future cash flows are capitalized. Actual costs incurred upon settlement of the decommissioning obligations are charged against the provision to the extent the provision was established.

Contingencies

A contingent liability is a possible obligation, and a contingent asset is a possible asset, that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. A contingent liability may also be a present obligation that arises from past events that is not recognized because it is not probable that an outflow of economic resources will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Impairment of non-financial assets

At the end of each reporting period the carrying amounts of the Company’s long-lived assets, including mineral property interests, are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in the profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Financial instruments

IFRS 9 uses a single approach to determine whether a financial asset is classified and measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments and the contractual cash flows characteristics of the financial asset.

The classification of debt instruments is driven by the business model for managing the financial assets and their contractual cash flow characteristics. Debt instruments are measured at amortized cost if the business model is to hold the instrument for collection of contractual cash flows and those cash flows are solely principal and interest.

If the business model is not to hold the debt instrument, it is classified as fair value through profit or loss (“FVTPL”). Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

The Company classifies its financial assets into one of the categories described below, depending on the purpose for which the asset was acquired. Management determines the classification of its financial assets at initial recognition.

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL, for other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at fair value through other comprehensive income (“FVTOCI”).

Fair value through profit or loss (“FVTPL”) – Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statement of income (loss) and comprehensive income (loss). Realized and unrealized gains and losses arising from changes in the fair value of the financial asset held at FVTPL are included in the statement of income (loss) and comprehensive income (loss) in the period in which they arise. Derivatives are also categorized as FVTPL unless they are designated as hedges.

Fair value through other comprehensive income (“FVTOCI”) - Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently, they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Financial instruments (cont’d…)

Financial assets at amortized cost - A financial asset is measured at amortized cost using the effective interest method if the objective of the business model is to hold the financial asset for the collection of contractual cash flows, and the asset's contractual cash flows are comprised solely of payments of principal and interest. They are classified as current assets or non-current assets based on their maturity date and are initially recognized at fair value and subsequently carried at amortized cost less any impairment.

The following table shows the classification and measurement of the Company’s financial instruments under IFRS 9:

Financial assets/liabilities	Classification and measurement
Cash	at amortized cost
Long-term investment	at FVTPL
Net investment in sublease	at amortized cost
Accounts payable and accrued liabilities	at amortized cost
Lease obligation	at amortized cost
Short-term loans payable	at amortized cost
Long-term loans payable	at amortized cost

Financial liabilities other than derivative liabilities are recognized initially at fair value and are subsequently stated at amortized cost. Transaction costs on financial assets and liabilities other than those classified at FVTPL are treated as part of the carrying value of the asset or liability. Transaction costs for assets and liabilities at FVTPL are expensed as incurred.

Impairment of financial assets at amortized cost

The Company recognizes the expected credit losses (“ECL”) model on a forward-looking basis on financial assets that are measured at amortized cost, contract assets and debt instruments carried at FVTOCI.

At each reporting date, the Company measures the ECL for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the ECL for the financial asset at an amount equal to twelve month expected credit losses. The Company applies the simplified method and measures a loss allowance equal to the lifetime expected credit losses for trade receivables.

The Company recognizes in profit and loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized. The loss allowance was $Nil as at June 30, 2023.

Derecognition of financial assets and financial liabilities

A financial asset is derecognized when the contractual right to the asset’s cash flows expire; or if the Company transfers the financial asset and substantially all risks and rewards of ownership to another entity.

The Company derecognizes a financial liability when its obligations are discharged, cancelled or expired.

Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Income taxes (cont’d…)

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affects neither accounting nor taxable loss, or differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the year. For the period ended June 30, 2023, 221,546 (March 31, 2023 – 26,975) stock options & performance stock options, 26,975 (March 31, 2023 – 18,584) warrants were not included in the calculation of dilutive earnings per share as their inclusion was anti-dilutive.

Basic income (loss) per share is calculated using the weighted average number of common shares outstanding during the year.

Share-based payments

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized in share-based payment reserve over the vesting period. Consideration paid for the shares along with the fair value recorded in share-based payment reserve on the exercise of stock options is credited to capital stock. When vested options are cancelled, forfeited, or are not exercised by the expiry date, the amount previously recognized in share-based payment reserve is transferred to accumulated losses (deficit). The Company estimates a forfeiture rate and adjusts the corresponding expense each period based on an updated forfeiture estimate.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share-based payment. Otherwise, share-based payments are measured at the fair value of goods or services received. Where the terms and conditions of options are modified, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period.

For performance share units and stock options with vesting containing a market condition, the grant date fair value is measured using the Monte Carlo model to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

The expense recognized for performance-based stock-based compensation instruments is based on an estimation of the probability of achieving the market condition and the timing of the achieving of the market condition, which is difficult to predict. The fair value is recognized straight line over the life of the performance share units or stock options which vest based on a market condition. Upon achieving a market condition, the awards shall vest and any unvested fair value related to the vested awards will be accelerated and recognized.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Share issue costs

Share issue costs are deferred and charged directly to capital stock on completion of the related financing. If the financing is not completed, share issue costs are charged to operations. Costs directly identifiable with the raising of capital will be charged against the related capital stock.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value. The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants is recorded as reserves.

Flow-through shares

Canadian Income Tax legislation permits an enterprise to issue securities referred to as flow-through shares, whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures. The Company accounts for flow-through shares whereby the premium paid for the flow-through shares in excess of the market value of the shares without flow-through features at the time of issue is credited to other liabilities and included in profit or loss at the same time the qualifying expenditures are made.

Leases

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Leases of right-of-use assets are recognized at the lease commencement date at the present value of the lease payments that are not paid at that date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined, and otherwise at the Company’s incremental borrowing rate. At the commencement date, a right-of-use asset is measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

Each lease payment is allocated between repayment of the lease principal and interest. Interest on the lease liability in each period during the lease term is allocated to produce a constant periodic rate of interest on the remaining balance of the lease liability. Except where the costs are included in the carrying amount of another asset, the Company recognizes in profit or loss (a) the interest on a lease liability and (b) variable lease payments not included in the measurement of a lease liability in the period in which the event or condition that triggers those payments occurs. The Company subsequently measures the right-of-use asset at cost less any accumulated depreciation and any accumulated impairment losses; and adjusted for any remeasurement of the lease liability. Right-of-use assets are depreciated over the shorter of the asset’s useful life or the lease term, except where the lease contains a bargain purchase option a right-of-use asset is depreciated over the asset’s useful life.

When the Company enters into a sublease, it determines at lease inception date whether each sublease is a finance lease or an operating lease based on whether the contract transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the sublease is a finance lease: if not then it is an operational lease.

For finance leases, and when the Company acts as intermediate lessor, it recognizes a sublease receivable and derecognizes the right-of-use assets relating to the head lease that it transfers to the sub leases. Right-of-use assets and net investment in sublease receivables relating to the subleases are measured in the same way as the right-of-use assets and lease liabilities for the head lease, using the same discount rate for the actualization of future payments to be received.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

New accounting standards issued and effective

Certain new standards, interpretations, and amendments to existing standards have been issued by the IASB or IFRC that are mandatory for accounting years beginning on or after January 1, 2022. New accounting pronouncements that are not applicable or are not consequential to the Company have been excluded in the preparation of these condensed interim consolidated financial statements.

i)	Onerous Contracts - Cost of Fulfilling a Contract (Amendments to IAS 37) - The amendments to IAS 37 specify which costs an entity includes in determining the cost of fulfilling a contract for the purpose of assessing whether the contract is onerous. Costs that relate directly to a contract can either be incremental costs of fulfilling that contract (examples would be direct labour, materials) or an allocation of other costs that relate directly to fulfilling contracts (example would be the allocation of the depreciation charge for property, plant and equipment used in fulfilling the contract).

These amendments are effective for reporting periods beginning on or after January 1, 2022. The adoption of this new accounting standard had no material impact on the Company’s consolidation financial statements for the current year.

A number of new standards, and amendments to standards and interpretations, are not effective and have not been early adopted in preparing these condensed interim consolidated financial statements. The following accounting standards and amendments are effective for reporting periods beginning on or after January 1, 2024:

Classification of Liabilities as Current or Non-current (Amendments to IAS 1) - The amendments to IAS1 provide a more general approach to the classification of liabilities based on the contractual arrangements in place at the reporting date.

The adoption of this new accounting standard is not expected to have a material impact on the Company’s condensed interim consolidated financial statements.

4.	LONG-TERM INVESTMENT

	June 30, 2023			March 31, 2023
	Number of shares	Cost	Fair Value	Number of shares	Cost	Fair Value
Alchemist Mining Inc.	5,000	$4,750	$3,250	5,000	$4,750	$2,900

At March 31, 2020, the Company held 10,000 Alchemist shares with a cost of $9,500. The Company classified the Alchemist shares as an investment at fair value through profit or loss.

During the year ended March 31, 2023, the Company wrote off 5,000 misplaced shares resulting in a loss on long-term investment of $2,900. At June 30, 2023, the Company valued the shares at $3,250 (March 31, 2023 - $2,900) and recorded an unrealized gain of $350 (March 31, 2023 – loss of $2,200) from changes in the fair value.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

5.	LEASES

For the period ending June 30, 2023, interest expense on the lease obligation was $1,020 (2022 - $3,239). The lease term matures on September 30, 2023. The below tables show the continuity of lease obligation and the reconciliation between the undiscounted and discounted balances:

Lease obligation, March 31, 2022	$96,340
Interest expense	9,673
Payments made	(71,627)
Lease obligation, March 31, 2023	34,386
Interest expense	1,020
Payments made	(17,907)
Lease obligation, June 30, 2023	17,499
Current portion	(17,499)
Non-current portion	$-

June 30, 2023
Less than one year	$17,907
Greater than one year	-
Total lease obligation - undiscounted	17,907
Unamortized interest	(408)
Total lease obligation - discounted	$17,499

The weighted average incremental borrowing rate applied to the lease liabilities on April 1, 2019 was 15%.

During the period ended June 30, 2023, the Company recognized a gain on sublease of $1,481 (2022 - $4,295).

For the period ending June 30, 2023, finance income of the net investment in sublease was $936 (2022 - $2,973). The sublease term matures on September 30, 2023. The below tables show the continuity of net investment in sublease and the reconciliation between the undiscounted and discounted balances:

Net investment in sublease, March 31, 2022	$88,360
Finance income	8,879
Payments received	(65,702)
Net investment in sublease, March 31, 2023	31,537
Finance income	936
Payments received	(16,426)
Net investment in sublease, June 30, 2023	16,047
Current portion	(16,047)
Non-current portion	$-

June 30, 2023
Less than one year	$16,425
Greater than one year	-
Total net investment in sublease – undiscounted	16,425
Unamortized finance income	(378)
Total net investment in sublease – discounted	$16,047

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

6.	EXPLORATION AND EVALUATION ASSETS

During the period ended June 30, 2023, the following exploration expenditures were incurred on the exploration and evaluation assets:

	Zoro Property	Grass River Property	Winston Property	Peg North Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2023	$1,909,407	$43,500	$1,334,548	$200,000	$150,000	$10,454	$-	$3,647,909
Cash	-	-	45,658	100,000	-	638	41,553	187,849
Shares	-	-	-	100,000	-	-	85,600	185,600
Balance, June 30, 2023	1,909,407	43,500	1,380,206	400,000	150,000	11,092	127,153	4,021,358

Exploration costs
Balance, March 31, 2023	4,653,559	596,124	371,909	660,472	2,509,453	38,365	-	8,829,882
Assay	-	-	-	-	2,669	-	-	2,669
Geological, consulting and other	-	-	4,710	5,000	38,616	-	-	48,326
Exploration cost recovery	-	-	-	-	(100,000)	-	-	(100,000)
Balance, June 30, 2023	4,653,559	596,124	376,619	665,472	2,450,738	38,365	-	8,780,877

Total Balance, June 30, 2023	$6,562,966	$639,624	$1,756,825	$1,065,472	$2,600,738	$49,457	$127,153	$12,802,235

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d…)

During the year ended March 31, 2023, the following exploration expenditures were incurred on the exploration and evaluation assets:

	Zoro Property	Grass River Property	Winston Property	Peg North Property	Jean Lake Property	Jol Lithium Property	Total

Acquisition costs
Balance, March 31, 2022	$1,909,407	$40,500	$1,200,586	$-	$50,000	$-	$3,200,493
Cash	-	3,000	133,962	100,000	50,000	8,000	294,962
Shares	-	-	-	100,000	50,000	2,454	152,454
Balance, March 31, 2023	1,909,407	43,500	1,334,548	200,000	150,000	10,454	3,647,909

Exploration costs
Balance, March 31, 2022	3,402,511	-	244,216	-	343,902	-	3,990,629
Assay	805	-	-	-	496	-	1,301
Drilling	29,084	-	-	-	-	-	29,084
Geological, consulting and other	780,155	412,874	127,693	498,213	1,397,541	38,365	3,254,841
Helicopter	441,004	183,250	-	162,259	1,067,514	-	1,854,027
Exploration cost recovery	-	-	-	-	(300,000)	-	(300,000)
Balance, March 31, 2023	4,653,559	596,124	371,909	660,472	2,509,453	38,365	8,829,882

Total Balance, March 31, 2023	$6,562,966	$639,624	$1,706,457	$860,472	$2,659,453	$48,819	$12,477,791

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d...)

Zoro Property

Zoro I

The Company has earned a 100% interest in the Zoro I Claim in the Snow Lake area in Manitoba by paying a total of $150,000 in cash and issuing 140,000 common shares (valued at $635,000).

In addition, during the year ended March 31, 2017, the Company issued 20,000 common shares to an arm’s length party at a fair value of $135,000 as a finder’s fee on the Zoro I option agreement.

Zoro North

The Company earned 100% interest of all lithium-bearing pegmatites and lithium related minerals near Snow Lake, Manitoba subject to a 2% net smelter return royalty (“NSR”) by paying a total of $250,000 in cash, issuing $250,000 in shares (52,656 shares issued) and incurring $1,000,000 of exploration expenditures.

The Company can acquire an undivided fifty percent interest in the NSR, being one-half of the NSR or a 1% NSR by making a $1,000,000 cash payment, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production.

During the option period, the Company will be solely responsible for carrying out and administering exploration, development and mining work on the property and for maintaining the property in good standing.

Green Bay Claims

The Company has earned a 100% interest in all lithium-bearing pegmatites and lithium related minerals in Manitoba by paying $250,000 in cash and issuing $250,000 in shares (54,494 shares issued).

The property is subject to a 2% NSR. The Company can acquire an undivided fifty percent interest in the NSR, being one-half of the NSR or a 1% NSR from Strider Resources Limited (“Strider”) by making a $1,000,000 cash payment to Strider, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production.

During the option period, the Company is responsible for carrying out and administering exploration, development and mining work on the property and for maintaining the property in good standing.

Grass River Property

During the year ended March 31, 2022, the Company staked claims on the Grass River Property in the Snow Lake area of Manitoba for $40,500. During the year ended March 31, 2023, the Company staked claims on the Grass River Property in the Snow Lake area of Manitoba for $3,000.

Peg North Property

During the year ended March 31, 2023, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba upon completion of the following:

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d...)

Peg North Property (cont’d...)

a)	Cash payments of $750,000 as follows;

i)	Cash payment of $100,000 on or before June 23, 2022 (paid);
ii)	Cash payment of $100,000 on or before June 9, 2023 (paid);
iii)	Cash payment of $100,000 on or before June 9, 2024;
iv)	Cash payment of $150,000 on or before June 9, 2025;
v)	Cash payment of $150,000 on or before June 9, 2026;
vi)	Cash payment of $150,000 on or before June 9, 2027; and

b)	Issuance of $750,000 in shares of the Company as follows;
i)	Issue $100,000 in common shares on or before June 23, 2022 (issued 10,526 shares);
ii)	Issue $100,000 in common shares on or before June 9, 2023 (issued 13,072 shares);
iii)	Issue $100,000 in common shares on or before June 9, 2024;
iv)	Issue $150,000 in common shares on or before June 9, 2025;
v)	Issue $150,000 in common shares on or before June 9, 2026
vi)	Issue $150,000 in common shares on or before June 9, 2027; and

c)	Incurring exploration expenditures totaling $3,000,000 (incurred $465,264) due on or before June 9, 2027.

The property is subject to a 2% NSR. Pursuant to a second agreement, entered into during the year ended March 31, 2023, the Company can make a one-time $1,500,000 payment to re-purchase 1% of the NSR once the 100% interest has been achieved.

Hidden Lake Property

During the year ended March 31, 2023, the Company sold its 60% interest in the Hidden Lake Project in Yellowknife, NWT for $3,500,000, which was previously written off resulting in a gain on sale of property of $3,500,000.

Winston Property

During the year ended March 31, 2023, the Company amended the terms of the option agreement and acquired a 100% interest in the Winston Property by issuing a US$75,000 promissory note (US$25,000 paid) (Note 8). The promissory note is due on October 15, 2023 and is non interest bearing.

In accordance with the terms and condition of the underlying purchase agreement in order to complete the acquisition of the Ivanhoe/Emporia claims, the Company is required to pay the original owner of the claims the remaining purchase price of US$361,375 (US$42,000 paid). Before the remaining purchase price is paid in full, the Company is subject to a minimum monthly royalty payment based on monthly average silver price which reduces the remaining purchase price once paid. The accrued minimum monthly royalty payments outstanding as of June 30, 2023, totals US$237,125 (March 31, 2023 – US$231,125). The agreement also entitles the owner to a permanent 2% NSR.

Prior to acquiring the 100% interest, during prior fiscal years, the Company had the following option agreements which are now superseded:

During the year ended March 31, 2015, the Company entered into an option agreement with Redline Minerals Inc., Redline Mining Corporation and Southwest Land & Exploration Inc. (collectively, the “Optionors”) to acquire up to an 80% interest in the Winston Property consisting of the Little Granite claims and the Ivanhoe/Emporia claims located in Sierra County, New Mexico, U.S.A.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d…)

Winston Property (cont’d...)

During the years ended March 31, 2016 and 2017, the Company amended the option agreement with the Optionors to acquire an initial 50% interest upon completion of the following:

a)	Cash payment of non-refundable deposits of $35,000 (paid);
b)	Cash payments of $81,250 (paid);
c)	Cash payment of $13,750 on or before November 15, 2014 (paid);
d)	Share issuance of 6,000 common shares of the Company on January 15, 2015 (issued);
e)	Cash payments of $120,000 as follows;
i)	Cash payment of $40,000 on or before February 28, 2016 (paid);
ii)	Cash payment of $40,000 on or before June 1, 2016 (paid);
iii)	Cash payment of $40,000 on or before June 1, 2017 (see amended terms below);
f)	Issuance of 50,000 common shares (30,000 shares issued) of the Company as follows;
i)	Issue 10,000 common shares on or before October 17, 2014 (issued);
ii)	Issue 10,000 common shares on or before October 17, 2015 (issued);
iii)	Issue 10,000 common shares on or before October 17, 2016; (issued)
iv)	Issue 10,000 common shares on or before October 17, 2017 (superseded, see above);
v)	Issue 10,000 common shares on or before October 17, 2018 (superseded, see above); and
g)	Incurring exploration expenditures totaling $300,000 due on or before October 17, 2017 (superseded, see above).

The agreement was also amended to include a further option to acquire up to an additional 30% (80% in total interest).

In exchange for the amendment of the option agreement, the Company issued 2,000 common shares at a fair value of $3,000 on February 26, 2016.

During the year ended March 31, 2017, the Company made a $25,000 cash payment to the original vendors of the Winston Property.

During the year ended March 31, 2018, the Company’s wholly owned subsidiary offered to acquire a 100% interest to the claims from the Optionors by completing the following:

a)	Cash payment of $35,000 (paid);
b)	Issuance of 50,000 common shares of the Company (issued and valued at $275,000); and
c)	Issuance of a $50,000 non-interest-bearing promissory note which is repayable on August 24, 2017 (issued and repaid).

In accordance with the terms and condition of the underlying purchase agreement in order to complete the acquisition of the Little Granite claims, the Company is required to make the following payments:

a)	Cash payments of US $12,000 on or before July 15, 2017 (paid)
b)	Cash payments of US $6,000 on or before March 31, 2018 (paid);
c)	Cash payments of US $12,000 on or before July 15, 2018 (paid);
d)	Cash payments of US $12,000 on or before July 15, 2019 (paid);
e)	Cash payments of US $12,000 on or before July 15, 2020 (paid);
f)	Cash payment of US $19,000 on or before October 1, 2020 (paid);
g)	Cash payment of US $19,000 on or before October 1, 2021 (paid);
h)	Cash payments of US $380,000 on or before October 1, 2022 (paid US$19,000) (see amended terms above).

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d...)

Jean Lake Property

On July 30, 2021, the Company entered into an option agreement with Mount Morgan Resources Ltd. to acquire a 100% interest in Jean Lake lithium-gold project located in Manitoba.

The option agreement provides for the Company to earn a 100% interest over four years by cash payments and share issuances to Mount Morgan Resources Ltd. and exploration expenditures as follows:

i)	$25,000 cash (paid) and common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;
ii)	$50,000 cash (paid), $50,000 in common shares (6,704 shares issued) and $50,000 exploration expenditures (incurred) on or before July 30, 2022;
iii)	$50,000 cash (paid subsequently), $50,000 in common shares and $100,000 (accumulated) exploration expenditures (incurred) by July 30, 2023;
iv)	$50,000 cash, $50,000 in common shares and $150,000 (accumulated) exploration expenditures (incurred) by July 30, 2024;
v)	$75,000 cash, $75,000 in common shares and $200,000 (accumulated) exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan Resources Ltd. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

During the year ended March 31, 2022, the Company entered into an agreement with the Manitoba Government to receive a grant of $300,000 for exploration work on the Jean Lake and Zoro Lithium properties and received $200,000 during the year ended March 31, 2022 and $100,000 during the year ended March 31, 2023.

During the year ended March 31, 2023, the Company entered into an agreement with the Manitoba Government to receive a grant of $300,000 for exploration work on the Jean Lake and Zoro Lithium properties and received $200,000 during the year ended March 31, 2023. The remaining $100,000 was received during the period ended June 30, 2023.

Lac Simard South Property

During the period ended June 30, 2023 , the Company entered into an agreement, and earned a 100% interest in the Lac Simard South property located in Quebec by paying $35,000 (paid) and issuing 10,700 common shares (issued and valued at $85,600). The Company also staked additional mineral claims.

Jol Lithium Property

During the year ended March 31, 2023, the Company entered into an agreement and acquired a 100% interest in the MB3530 claim in the Snow Lake area in Manitoba. To earn the interest, the Company paid $8,000 and issued 364 common shares. The property is subject to a 2% NSR.

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables and accrued liabilities for the Company are broken down as follows:

	Note	June 30, 2023	March 31, 2023
Trade payables		$707,866	$884,741
Advance royalty payable		314,392	313,001
Accrued liabilities		519,648	311,004
Due to related parties	11	306,061	112,975
Total		$1,847,967	$1,621,721

During the year ended March 31, 2023, the Company wrote-off $184,813 of accounts payable resulting in a gain on forgiveness of debt of $184,813.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

8.	SHORT-TERM LOANS PAYABLE

	June 30, 2023	March 31, 2023

Loan payable on demand, unsecured with 10% interest per annum and no fixed term	$5,000	$5,000
Loan payable on May 10, 2024, secured, with 11.35% interest per annum	1,151,845	1,143,998
US $50,000 promissory note (Note 6)	67,717	67,717
	$1,224,562	$1,216,715

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (“Initial Advance”) included in short-term loans payable owing to a director of the Company. The loan accrues interest at a rate of 11.35% (amended on May 1, 2023 from 8.35%), payable monthly, and matures on May 10, 2024 (amended from May 10, 2023). The loan is secured against all goods of the Company. The Company paid an aggregate of $16,000 (2022 - $8,000) in interest during the period ended June 30, 2023.

During the year ended March 31, 2023, the Company wrote off the loan of $2,500.

9.	LOANS PAYABLE

During the year ended March 31, 2021, the Company received a loan of $40,000 for the Canada Emergency Business Account to provide emergency support to business due to the impact of COVID-19. The loan is non-interest bearing until December 31, 2023, after which it will incur interest at 5% per annum. If the principal of $30,000 is fully repaid on or before December 31, 2023, the remaining $10,000 will be forgiven.

10.	CAPITAL STOCK AND RESERVE

a)	Authorized capital stock:

As at June 30, 2023, the authorized capital stock of the Company was:

i)	Unlimited number of common shares without par value.
ii)	All issued shares are fully paid

b)	Issued capital stock:

During the period ended June 30, 2023, the Company has submitted a registration statement or Form F-1 with the securities and exchange commissions relating to a proposed public offering of its common shares in the United States.

During the period ended June 30, 2023, the Company:

•	issued 10,700 common shares at a value of $85,600 as part of the acquisition payments for the Lac Simard South option agreement (see Note 6).

•	issued 13,072 common shares at a value of $100,000 as part of the acquisition payments for the Peg North option agreement (see Note 6).

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

b)	Issued capital stock: (cont’d…)

During the year ended March 31, 2023, the Company:

•	issued 13,000 common shares upon exercise of options for gross proceeds of $77,750, resulting in a reallocation of share-based reserves of $78,528 from reserves to share capital.

•	issued 212,750 common shares upon exercise of warrants for gross proceeds of $1,059,017.

•	issued 10,526 common shares at a value of $73,684 as part of the acquisition payments for the Peg North Option Agreement (see Note 6).

•	issued 364 common shares at a value of $2,454 as part of the acquisition payments for the Jol Lithium Option Agreement (see Note 6).

•	closed a non-brokered private placement of 97,753 flow-through common shares at $17.00 per common shares for gross proceeds of $1,661,807. Cash finder’s fees of $99,624 were paid on the financings and the Company issued 5,765 share purchase finders warrants (valued at $22,000). Each finders warrant entitles the holder to purchase one common share at a price of $10.00 for a two-year period. A value of $977,534 was attributed to the flow-through premium liability in connection with the financing. As at March 31, 2023, the Company has fulfilled $1,661,807 of the flow-through exploration commitments.

•	issued 6,705 common shares at a value of $78,770 as part of the acquisition payments for the Jean Lake Option Agreement (see Note 6).

•	issued 20,000 common shares valued at $355,000 pursuant to a PSU redemption to a related party.

c)	Stock options:

The Company follows the policies of the Canadian Securities Exchange under which it is authorized to grant options to executive officers and directors, employees, and consultants enabling them to acquire up to 10% of the issued and outstanding common stock of the Company. Under the policies, the exercise price of each option may not be less than the market price of the Company’s stock as calculated on the day before the date of grant. The options can be granted for a maximum term of ten years.

The options shall be subject to such vesting requirements, if any, as may be determined by the Board from time to time provided that options granted to consultants performing “investor relation activities” must vest in stages over 12 months with no more than ¼ of the options granted vesting in any six month period.

During the period ended June 30, 2023, the Company did not grant any stock options.

During the year ended March 31, 2023, the Company:

•	granted 20,000 stock options to a consultant of the Company. The options are exercisable at $12.75 per option for three years with an estimated fair value of $198,300 and vest immediately.

•	granted 8,000 stock options to a consultant of the Company. The options are exercisable at $13.75 per option for three years with an estimated fair value of $83,200 and vest immediately.

•	granted 62,000 stock options to a consultant of the Company. The options are exercisable at $9.00 per option for three years with an estimated fair value of $395,600 and vest immediately.

•	granted 31,000 stock options to a consultant of the Company. The options are exercisable at $9.50 per option for three years with an estimated fair value of $208,600 and vest immediately.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

c)	Stock options: (cont’d…)

•	had 121,000 stock options that expired or were forfeited, resulting in a reallocation of share-based reserves of $891,400 from reserves to deficit.

Stock option transactions for the period ended June 30, 2023 are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Forfeited/ Expired	Balance June 30, 2023	Exercisable

March 1, 2024	$16.50	15,000	-	-	-	15,000	15,000
March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	-	62,000	62,000
December 13, 2025	$9.50	31,000	-	-	-	31,000	31,000
January 15, 2026	$7.25	35,300	-	-	-	35,300	35,300
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
February 16, 2027	$17.50	20,000	-	-	-	20,000	20,000
Total		211,300	-	-	-	211,300	211,300

Weighted average exercise price		$10.81	-	-	-	$10.81	$10.81

Weighted average remaining life (years)						2.32

The fair value of stock options was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the period ended June 30, 2023	For the year ended March 31, 2023

Fair value per option	-	$6.00
Exercise price	-	$11.00
Expected life (years)	-	3.00
Interest rate	-	3.49%
Annualized volatility (based on historical volatility)	-	118%
Dividend yield	-	0.00%

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

c)	Stock options: (cont’d…)

Stock option transactions for the year ended March 31, 2023 are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2022	Granted	Exercised	Forfeited/ Expired	Balance March 31, 2023	Exercisable

January 4, 2023	$14.25	105,000	-	-	(105,000)	-	-
March 1, 2024	$16.50	15,000	-	-	-	15,000	15,000
March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	-	20,000	-	-	20,000	20,000
September 6, 2025	$13.75	-	8,000	-	-	8,000	8,000
November 20, 2025	$4.00	8,000	-	(2,000)	-	6,000	6,000
December 2, 2025	$9.00	-	62,000	-	-	62,000	62,000
December 13, 2025	$9.50	-	31,000	-	-	31,000	31,000
January 15, 2026	$7.25	41,300	-	(6,000)	-	35,300	35,300
October 21, 2026	$5.25	5,000	-	(5,000)	-	-	-
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 3, 2026	$12.50	6,000	-	-	(6,000)	-	-
January 17, 2027	$20.50	10,000	-	-	(10,000)	-	-
February 16, 2027	$17.50	20,000	-	-	-	20,000	20,000
Total		224,300	121,000	(13,000)	(121,000)	211,300	211,300

Weighted average exercise price		$12.88	$10.06	$5.98	$14.67	$10.81	$10.81

Weighted average remaining life (years)						2.57

d)	Performance Stock Options:

During the year ended March 31, 2022, the Company granted 15,000 performance-based stock options to a consultant of the Company. The options are exercisable at $14.25 per option for two years with an estimated fair value of $126,297 and will vest 100% when the closing share price is $25.00 or higher for three consecutive trading days. For the year ended March 31, 2022, the Company recorded $Nil as share-based compensation as the fair value will be recorded on a straight-line basis over the life of the performance-based stock option as it was issued on March 31, 2022. For the period ended June 30, 2023, the Company recorded $15,787 as share-based compensation.

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Forfeited/ Expired	Balance June 30, 2023	Exercisable
March 31, 2024	$14.25	15,000	-	-	-	15,000	-
Total		15,000	-	-	-	15,000	-

Weighted average exercise price		$14.25	$14.25		-	$14.25	-

Weighted average remaining life (years)						0.75

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

e)	Performance Share Units: (“PSU”)

Effective January 17, 2022, amended September 7, 2022, the Company’s board of directors adopted a performance-based share unit plan (the “PSU Plan”) which reserved a fixed aggregate of 343,391 common shares (being 10% of the Company’s then issued and outstanding common shares”) for issuance upon the redemption of performance-based share award units (each a “PSU”). Under the terms of the PSU Plan, the Company is required to obtain shareholder approval for the PSU Plan within 3 years after its adoption, and at least every three years thereafter. Any PSUs issued are subject to a four month hold from date of issue.

	Number of PSUs Outstanding	Number of PSUs Vested	Weighted Average Grant Date Fair Value	Share-based payment reserve

Balance at March 31, 2022	250,000	20,000	14.50	531,122
PSUs granted	160,000	-	9.10	-
PSUs vesting through the year	-	-	14.50	547,374
PSUs redeemed	(20,000)	(20,000)	17.75	(355,000)
PSUs forfeited/cancelled	(390,000)	-	10.66	(723,497)

Balance at March 31, 2023 and June 30, 2023	-	-	$-	$-

On January 31, 2022, the Company granted 280,000 PSU’s with a fair value of $4,156,210, to certain directors and officers under the Company’s PSU Plan. Of the 280,000 PSUs granted, 50,000 PSUs vested and became redeemable by the holders, and the remaining 230,000 PSUs were to vest and become redeemable only upon the achievement of certain closing price milestones ranging between $25.00 and $87.50 which will expire on January 31, 2025.

Of the 280,000 PSUs granted, 50,000 PSUs vested during the year ended March 31, 2022 and the remaining unvested PSUs were to be expensed straight line over 3 years. During the year ended March 31, 2022, the Company recognized share-based payment expense of $1,063,622. Of the 50,000 PSUs that vested, 30,000 were converted to common shares during the year-ended March 31, 2022. During the year ended March 31, 2023, the Company recognized share-based payment expense of $363,195 to the date of modification.

During the year ended March 31, 2023, 390,000 unvested PSUs were cancelled. Upon cancellation $723,496 of previously recognized share-based compensation expense was reversed from reserves to stock-based compensation.

During the period ended June 30, 2023, the Company did not grant any Performance Share units.

During the year ended March 31, 2023, the Company:

i)	granted 40,000 PSU’s with a fair value at $387,379, to a director under the Company’s PSU Plan. The PSUs will vest and become redeemable only upon the achievement of certain closing price milestones ranging between $25.00 and $87.50 which were to expire on April 12, 2025. During the year ended March 31, 2023, the Company recognized share-based payment expense of $63,679 to the date of modification.

ii)	modified 140,000 unvested PSU’s from earlier grants. The modified PSUs have a fair value of $1,068,398 and will vest and become redeemable upon the occurrence of certain capital market liquidity events, with the balance vesting on the achievement of certain closing price milestones ranging between $19.50 and $68.00. During the year ended March 31, 2023, the Company recognized $64,884 in share-based compensation expense.

iii)	granted 120,000 PSU’s with a fair value of $1,246,463, to directors under the Company’s PSU Plan. The PSUs will vest and become redeemable upon the occurrence of certain capital market liquidity events, with the balance vesting on the achievement of certain closing price milestones ranging between $19.50 and $68.00. During the year ended March 31, 2023, the Company recognized $55,615 in share-based compensation expense.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

f)	Unit warrants:

A continuity of the unit warrants granted is as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Cancelled/ Expired	Balance June 30, 2023

December 2, 2023	$6.50	24,000	-	-	-	24,000
Total		24,000	-	-	-	24,000
Weighted average exercise price		$5.98	-	-	-	$6.50
Weighted average remaining life (years)						0.42

A continuity of the unit warrants granted is as follows for the year ended March 31, 2023:

Expiry Date	Exercise Price	Balance March 31, 2022	Granted	Exercised	Cancelled/ Expired	Balance March 31, 2023

August 28, 2022	$3.75	53,778	-	(53,778)	-	-
August 28, 2022	$5.00	121,600	-	(121,600)	-	-
October 29, 2022	$12.50	36,166	-	(3,572)	(32,594)	-
December 15, 2022	$5.00	22,000	-	(10,000)	(12,000)	-
December 2, 2023	$6.50	47,800	-	(23,800)	-	24,000
Total		281,344	-	(212,750)	(44,594)	24,000
Weighted average exercise price		$5.98	-	$4.98	$10.48	$6.50
Weighted average remaining life (years)						0.67

g)	Agent warrants:

During the period ended June 30, 2023, the Company did not grant any agent warrants.

A continuity of the agent warrants granted is as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Cancelled/ Expired	Balance June 30, 2023

July 19, 2024	$10.00	5,765	-	-	-	5,765
Total		5,765	-	-	-	5,765

Weighted average exercise price		$10.00	-	-	-	$10.00

Weighted average remaining life (years)						1.05

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

g)	Agent warrants: (cont’d…)

During the year ended March 31, 2023, the Company issued 5,765 agent warrants in connection with private placement financings. A continuity of the agent warrants granted is as follows:

Expiry Date	Exercise Price	Balance March 31, 2022	Granted	Exercised	Cancelled/ Expired	Balance March 31, 2023

July 19, 2024	$10.00	-	5,765	-	-	5,765
Total		-	5,765	-	-	5,765

Weighted average exercise price		-	$10.00	-	-	$10.00

Weighted average remaining life (years)						1.30

The fair value of agent warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the period ended June 30, 2023	For the year ended March 31, 2023

Fair value per agents warrant	-	$3.81
Exercise price	-	$10.00
Expected life (years)	-	2.00
Interest rate	-	3.30%
Annualized volatility (based on historical volatility)	-	120%

h)	Reserves:

Reserves comprise of share-based payments, warrant reserves and PSU reserves.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

11.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration of directors and other members of key management personnel during the period ended June 30, 2023 was as follows:

For the period ended June 30, 2023 Paid or accrued to:	Management fees	Consulting Fees	Total
Key management personnel:
Current and former directors, officers and companies controlled by them	$105,000	$30,000	$135,000

For the period ended June 30, 2022 Paid or accrued to:	Management fees	Share-based payments	Total
Key management personnel:
Current and former directors, officers and companies controlled by them	$56,318	$272,393	$328,711

Short term related party loan payable (Note 8).

The amounts due to related parties included in accounts payable and accrued liabilities are as follows:

	As at June 30, 2023	As at March 31, 2023
Current and former directors, officers and companies controlled by them	$306,061	$112,975

The amounts due are unsecured, non-interest bearing, and have no specific terms of repayment.

12.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

During the period ended June 30, 2023, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities is $928,667 related to exploration and evaluation assets.

b)	issued 23,772 common shares with a fair value of $164,032 for the acquisition of exploration and evaluation assets.

During the period ended June 30, 2022, significant non-cash investing and financing transactions included:

c)	included in accounts payable and accrued liabilities is $914,935 related to exploration and evaluation assets.

d)	issued 526,316 common shares with a fair value of $73,684 for the acquisition of exploration and evaluation assets.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

13.	SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the acquisition and exploration of exploration and evaluation assets. Geographic information is as follows:

	June 30, 2023	March 31, 2023
Exploration and evaluation assets
Canada	$11,045,410	$10,713,334
United States	1,756,825	1,706,457
	$12,802,235	$12,477,791

14.	FINANCIAL RISK MANAGEMENT

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern. In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e. capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue common shares through private placements. The Company is not exposed to any externally imposed capital requirements. The Company’s overall strategy remains unchanged from fiscal year 2022.

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

The fair value of the Company’s long-term investment is calculated using Level 1 inputs.

The carrying value of cash, accounts payable and accrued liabilities, accounts receivable, current portion of net investment in sublease, lease obligation and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and net investment in sublease. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions and monitors the incoming sublease monthly payments to ensure they are current.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

14.	FINANCIAL RISK MANAGEMENT (cont’d…)

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at June 30, 2023, the Company had a cash balance of $44,666 (March 31, 2023 – $574,587) to settle current liabilities of $3,130,028 (March 31, 2023 – $2,912,822). All of the Company’s financial liabilities except lease obligation and loan payable have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

a)	Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

b)	Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

c)	Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

15.	CONTINGENCIES

During the year ended March 31, 2022, the Company filed a claim against certain previous directors of the Company for wrongful transfer of funds in the amount of $157,185 for alleged deferred compensation to these directors. As a result of the claim against the Company, alleging that they are entitled to the compensation that had been garnished, and are also entitled to termination or change of control clauses as per their alleged management agreements. The amounts were garnished and later released as part of the settlement agreement detailed below.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)
June 30, 2023

15.	CONTINGENCIES (cont’d…)

The previous directors have also filed a counter claim against the Company, alleging that they are entitled to the compensation that has been garnished and being held in escrow, and are also entitled to termination or change of control clauses as per their alleged management agreements. The alleged management agreements would entitle each of the two directors to 12 months compensation in lieu of notice to termination without cause or 24 months of compensation if their agreements were terminated and within 6 months of a change of control of the Company, which includes a change in power to elect a majority of the board of directors or otherwise direct the management of the Company through proxies, voting agreements, or otherwise. Per the counter claim, the management agreement containing these clauses had allegedly been executed during the year prior to their dismissal and the change in control.

During the year March 31, 2023, the Company reached an agreement to settle the claim and counterclaim by the release of the funds held in court to the defendants and a nominal payment which has been made.

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer and alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance, claiming damages from alleged wrongful dismissal, bad faith damages and related claims. The claim also alleged that the Company did not have the legal right to cancel 130,000 outstanding PSU’s. The Company has made an assessment on the validity of the claims and, at this time, the probability and amounts of any potential loss resulting from such claims is not determinable and no amounts have been accrued for any potential liability resulting from this in these consolidated financial statements.

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer of the Company alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance alleging he has been subject to inappropriate conduct in the course of his alleged employment. The claim also alleged that the Company did not have the legal right to cancel 70,000 outstanding PSU’s. The Company has made an assessment on the validity of the claims and, at this time, the probability and amounts of any potential loss resulting from such claims is not determinable and no amounts have been accrued for any potential liability resulting from this in these condensed interim consolidated financial statements.

The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. The Company assesses our potential liability by analyzing our litigation and regulatory matters using available information. The Company develops our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. Should developments in any of these matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

16.	SUBSEQUENT EVENT

Subsequent to June 30, 2023, the Company closed its previously announced underwritten public offering in the United States (the “Offering”). The Company sold 800,000 units, each consisting of one common share and one warrant (a "Common Warrant") to purchase one common share (“Common Share Unit”), at a public offering price of USD $5.00 per unit. The warrants within each Common Share Unit have a per share exercise price of USD $6.25 and expire five years from the date of issuance. The aggregate gross proceeds to the Company from the Offering were USD $4,000,000, before deducting underwriting discounts of USD $286,000 and offering expenses.

The common shares and Common Warrants sold in the Offering began trading on the Nasdaq Capital Market under the symbols “FMST” and “FMSTW”, respectively, on August 22, 2023. The Company's common shares will continue to trade on the Canadian Securities Exchange under the symbol "FAT". All securities issued under the Offering will be issued free from any resale restrictions under applicable Canadian and United States securities laws.

Exhibit 99.2

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

This management’s discussion and analysis of financial position and results of operations (“MD&A”) is prepared as of August 29, 2023 and should be read in conjunction with the unaudited condensed interim consolidated financial statements of Foremost Lithium Resource & Technology Ltd. (“Foremost” or the “Company”) for the period ended June 30, 2023 with the related notes thereto. The condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

All dollar amounts included therein and in the following MD&A are expressed in Canadian dollars except where noted.

Further information regarding the Company and its operations are filed electronically on the System for Electronic Document Analysis and Retrieval (SEDAR+) in Canada and can be obtained from www.sedarplus.ca.com.

On August 22, 2023, the Company began trading on the Nasdaq Capital Market under the symbols "FMST" and "FMSTW".

Forward-Looking Statements

Except for statements of historical facts relating to the Company, this MD&A contains "forward-looking statements" within the meaning of applicable securities legislation. These forward-looking statements are made as of the date of this MD&A and the Company does not intend and does not assume any obligation to update these forward-looking statements, except as required by applicable securities laws.

Forward-looking statements may include, but are not limited to, statements with respect to the future price of metals, the estimation of mineral resources, the realization of mineral resource estimates, the timing and amount of future exploration programs, capital expenditures, success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage, the completion of transactions and future listings and regulatory approvals. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information in this MD&A includes, among other things, disclosure regarding: the Company’s mineral properties as well as its outlook, statements with respect to the success of exploration activities, permitting timelines, costs and expenditure requirements for additional capital, regulatory approvals, as well as the information under the headings "Overall Performance”, “Liquidity” and “Capital Resources”.

In making the forward looking statements in this MD&A, the Company has applied certain factors and assumptions that it believes are reasonable, including that there is no material deterioration in general business and economic conditions; that the timing, costs and results of the Company’s proposed exploration programs are consistent with the Company’s current expectations; that the Company receives regulatory and governmental approvals and permits for its properties on a timely basis; that the Company is able to obtain financing for its properties on reasonable terms and on a timely basis; that the Company is able to procure equipment and supplies in sufficient quantities and on a timely basis; that engineering and exploration timetables and capital costs for the Company’s exploration plans are not incorrectly estimated or affected by unforeseen circumstances or adverse weather conditions; that any environmental and other proceedings or disputes are satisfactorily resolved.

However, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors may include, among others, actual results of current and proposed exploration activities; actual results of reclamation activities; future metal prices; accidents, labor disputes, adverse weather conditions, unanticipated geological formations and other risks of the mining industry; delays in obtaining governmental or regulatory approvals or financing or in the completion of exploration activities, as well as those factors discussed in the section entitled "Risks and Uncertainties" in this MD&A. Although the Company has attempted to identify important factors that could cause actual actions, events, or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company does not undertake to update any forward-looking statements, except in accordance with applicable securities laws.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

The technical information in this MD&A has been reviewed by Lindsay Bottomer, P. Geo, and Mark Fedikow, P. Geo. Both are Qualified Persons as defined by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43- 101”).

Date

This MD&A is dated as of August 29, 2023.

Description of business

Foremost Lithium Resource & Technology Ltd. is an exploration stage company that is primarily engaged in the hard-rock exploration and acquisition of lithium properties in Canada.

The Company’s goal is to become a strategic supplier of battery-grade LiOH to supply the growing electric vehicle battery and battery storage markets. The Company holds or has options to acquire interests in mining claims covering over 43,000 acres (17,500 hectares) primed for exploration with four main core Lithium Lane Properties, which are Zoro, Peg North, Grass River, and Jean Lake, in addition to the Jol Property, located in the province of Manitoba, Canada. Foremost’s secondary ambition is pursuing precious metal exploration on its Winston Property located in New Mexico, USA.

The four Lithium Lane Properties are the Company’s material properties, while the Winston Property, and Jol Property mining claim in Manitoba, Canada, are non-material properties.

Figure 1. - Claims Map of Foremost’s Lithium Lane Properties

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

SUBSIDIARIES

The Company currently has two subsidiaries, Sequoia Gold & Silver Ltd., a British Columbia Company, and Sierra Gold & Silver Ltd, a New Mexico company (“Sierra”). Sierra holds the Company’s Winston property in New Mexico, USA.

mineral properties

LITHIUM

The Zoro Lithium Project

The Zoro Lithium project totals approximately 3,390 hectares located near the east shore of Wekusko Lake in west-central Manitoba, approximately 20 km east of the mining town of Snow Lake, 249 km southeast of Thompson and 571 km northeast of Winnipeg and is comprised of the Zoro 1 claim, the Green Bay Lithium Claims, (Manitoba claims) and the Zoro North claims.

Zoro 1 Claim (Snow Lake, Manitoba, Canada)

The Zoro 1 claim totals approximately 52 hectares in size and was purchased for the price of 140,000 common shares of the Company, $50,000 cash, and a non-interest-bearing promissory note for $100,000 (paid). In addition, the Company paid a finder’s fee of 20,000 common shares to an arm’s length third party in connection with the acquisition of the Zoro 1 claim. The company has earned 100% undivided interest. interest. Further details of the Company’s acquisition of the Zoro 1 claim are included in the Financial Statements and Annual Filings.

Zoro North and Green Bay Lithium Claims (Snow Lake, Manitoba, Canada)

The Company has earned a 100% interest in all lithium-bearing pegmatite dykes on 15 additional claims in Manitoba by paying $250,000 in cash and issuing $250,000 in shares (54,494 shares issued). The claims include The Zoro North, and Green Bay Property.

The property is subject to a 2% NSR. The Company can acquire an undivided fifty percent interest in the NSR, being one-half of the NSR or a 1% Net Smelter Return  from Strider Resources (“Strider”) by making a $1,000,000 cash payment to Strider, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production.

During the option period, the Company is responsible for carrying out and administering exploration, development, and mining work on the property and for maintaining the property in good standing.

Grass River Claims (“GRC”) (Snow Lake, Manitoba, Canada)

During January 2022, the Company announced the acquisition of The Grass River Claims, located in the historic mining district of Snow Lake Manitoba, 6.5 kilometres east of the Zoro lithium property. The Grass River Claims (“GRC”) consist of 29 claims totaling 15,664 acres and hosts 10 pegmatites exposed in outcrop and 7 drill-indicated spodumene-bearing pegmatite dykes. At the time, this acquisition, significantly expanded the Company’s Snow Lake Lithium project by 130% to an amalgamated 26,276 acres making the Company the second largest lithium focused exploration company in Snow Lake.

Jol Lithium Claim (Snow Lake, Manitoba, Canada)

In July 2022, the Company entered into an agreement to acquire a 100% interest in the MB3530 claim in the Snow Lake area in Manitoba. To earn the interest, the Company paid $8,000 and issued 364 common shares. The property is subject to a 2% NSR.

MB3530 encompasses 25 hectares (62 acres) situated due North from the Company’s Jean Lake project and due West of the Company’s Zoro project.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Peg North Claims (Snow Lake, Manitoba, Canada)

In July 2022, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the historic Snow Lake mining district in Manitoba. To earn the interest, the Company will pay $750,000 in cash (paid $200,000) and $750,000 in shares (issued 23,598 shares valued at $200,000) and incur $3,000,000 of exploration expenditures. The property is subject to a 2% NSR.

The Peg North Claims consist of 28 claims hosting five known pegmatite dykes, [Cerny, et. al.1981] and captures the northern extension of the Crowduck Bay Fault and surrounding area, known for its lithium-enriched pegmatite dyke clusters. The acquisition pursuant to the Option Agreement will significantly expand the Company’s Snow Lake lithium holdings by 16,697 acres (6,757 hectares) to an amalgamated 43,276 acres (17,513 hectares) in the prospective Snow Lake pegmatite fields.

Exploration at the Zoro Lithium Project, Snow Lake, Manitoba

On July 3, 2019, the Company announced assay results from the fifth drilling program at its Zoro Lithium Project, near Snow Lake, Manitoba. 3,054 metres of drilling in 22 holes identified five new pegmatite dykes, bringing the total to (13) thirteen. Drilling has also extended the limits of high-grade lithium-bearing pegmatite at Dyke 8, now intersected by six holes from two drilling campaigns.

Zoro includes thirteen (13) identified pegmatite dykes. Diamond drilling, prospecting, and sampling programs conducted in 2016 through 2019 confirmed the presence of the spodumene bearing pegmatites. Five drill programs have been completed to date with lithium assays reporting in all holes. Metallurgical studies were undertaken on material collected from four 2018 drill holes at Dyke 1. The Company previously assessed the amount of high-grade lithium in Dyke 1 through a 2017/2018 winter drill program, reaching the dyke’s deeper levels (>150 metres). Additionally, the winter drill program was expanded to Dykes 5 and 7, to test historic results and recent assay results from trench and outcrop sampling of both dykes. During the 2017/18 winter drill program, the Company also discovered a previously unknown spodumene bearing pegmatite dyke. The discovery was made during the 2,472-metre, 19-hole drill program, as described in Company’s news releases on January 19 and February 13, 2018. The discovery of this additional dyke was made by drill-testing a Mobile Metal Ions (MMI) soil geochemical anomaly bringing the total of known high-grade lithium mineralized spodumene pegmatite dykes on the Zoro Lithium Project to eight. Further results from the winter drill program included narrow intercepts from shallow drill holes testing Dykes 2, 5 and 7. Of these, Dyke 5, tested by drill hole FAR18-30, intersected 1 metre of 1.2% Li2O. Overall the results for each of these dykes were consistent with historic exploration results. The Company has posted the results of all drill programs and laboratory testing on its website at www.foremostlithium.com

Soil Geochemical Surveys

The successful drill testing of a Mobile Metal Ions (“MMI”) soil geochemical anomaly in 2017 and the discovery of high-grade Dyke 8 has provided the rationale for expanding these surveys to the remainder of the property. A helicopter-assisted crew of field technicians extended the current MMI survey coverage on the property with the collection of 784 soil samples. The new 2018 data has defined numerous extensions to anomalies identified in previous MMI surveys on the Project, thereby increasing the target size for diamond drilling. A total of 18 new targets have been delineated and were the focus of the contracted March 2022 1,500-metre drill program. 12 new targets were identified in December 2021 of which the top 10 shall be drill tested by the Manitoba Mining Development Fund subsidized March 2022 drill program.

Geological Mapping

A helicopter-assisted geological mapping crew has undertaken the first new mapping on the Zoro lithium Project area since the 1950s. The project was undertaken to provide an interpretation of the geological setting of the spodumene- bearing pegmatite dykes and any post-depositional structural overprints that may have affected the current location of the dykes. The mapping project was augmented by a drill core sampling program with the intent of assessing mineralogical and geochemical tools for vectoring towards additional pegmatites on the property. Both aspects of this summer’s work formed the basis of an M.Sc. thesis program undertaken at the University of Western Ontario under the guidance of Professor Robert Linnen and Dr. Tania Martins of the Manitoba Geological Survey. A preliminary map at a scale of 1:4000 has been produced and establishes the geological setting for 8 known spodumene-bearing pegmatite dykes on the property. Mineralogical studies are ongoing.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Metallurgical Drill Core Sampling

The Company completed additional drill core sampling from Dyke 1 on the Zoro Lithium Project in 2020 to provide material for the metallurgical survey, which was completed by SGS Mineral Services at their Lakefield facility. A 2020 peer reviewed technical publication co-authored with SGS Mineral Services concluded that spodumene-bearing pegmatite from Zoro Dyke 1 can be processed using industry standard metallurgy to produce a 6% battery-grade lithium (Li2O) concentrate1.

Tantalum Potential

The 2016 intersection of 0.113% tantalum (Ta2O5) in drill hole DDH FAR16-001 and the presence of elevated tantalum assays on the property has encouraged the Company to further evaluate tantalum potential. The mineral tantalite (Mn, Fe) (Ta, Nb)2O6 is the primary source of the metal tantalum. It is a dark blue gray, dense, and very hard mineral rarely found in pegmatites and is used in the electronics industry for capacitors and high-power resistors. It is also used to make alloys to increase strength, ductility, and corrosion resistance. The metal is used in dental and surgical instruments and implants, as it causes no immune response.

NI 43-101 Technical Report

On July 9, 2018, the Company announced that it had received the first ever resource estimate for Dyke 1 on its Zoro Lithium Property. Dyke 1 contains an inferred resource of 1,074,567 tonnes grading 0.91% Li2O, 182 ppm Be, 198 ppm Cs, 51 ppm Ga, 1212 ppm Rb, and 43 ppm Ta (at a cut-off of 0.3% Li2O). Dyke 1 is open at depth and to the north and south where additional exploration is ongoing. The estimate has an effective date of July 6, 2018, and was prepared by Scott Zelligan P. Geo., an independent resource geologist of Coldwater, Ontario. Dyke 1 is one of eight known spodumene- mineralized pegmatite dykes on the property. The remaining dykes are currently the object of ongoing exploration including drill-testing. Inferred Mineral Resources are not Mineral Reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources as an indicated or measured mineral resource, however, it is reasonably expected that most of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. There is no guarantee that any part of the mineral resources discussed herein will be converted into a mineral reserve in the future. Please refer to the Company’s new release dated July 9, 2018, for further details regarding this resource estimate and the methodologies, procedures and assumptions used to estimate same. The Company has filed the NI 43-101 Technical Report on SEDAR.

Chain of Custody, Quality Control and Quality Assurance, and Data Verification

Drill core for assay purposes was sawn in half after logging and core mark-up by the Company’s geologist. Samples were collected based on an appropriate sample interval and washed to remove mud from cutting the core with the core saw. The core sample was placed into a clear plastic bag and the sample number written on the bag. An assay tag was inserted into the sample bag, one tag was inserted into the core box marking the sample location and the third tag was retained in storage. All core samples were placed into a white vinyl pail with a sample inventory, labeled and stored in a locked facility until enough samples were available for shipping. At this point the sample pails were taken to the local shipping company and loaded into a sealed transport truck. A bill of lading was signed by the geologist after the number of sample pails were counted and the shipping address confirmed. Receipt of the sample pails was acknowledged by the assay laboratory. Blanks, duplicate samples, and internal standard reference materials were included with each sample batch.

All data used to estimate the above reported mineral resource estimate, including sampling, analytical, and test data, has been verified by Scott Zelligan, P.Geo., from the original sources. This includes a site visit to the Zoro Lithium Project, review of previously drilled intervals in person, and a comparison of the drill hole database to drill logs and assay certificates.

A Permit to Extract a Bulk Sample

On January 6, 2022, the Company announced that it has received a permit from the Province of Manitoba to extract a 500kg bulk sample from Dyke 1 on its Zoro Lithium Property. A 2020 peer reviewed technical publication co-authored with SGS Mineral Services concluded that spodumene-bearing pegmatite from Zoro Dyke 1 can be processed using industry standard metallurgy to produce a 6% battery-grade lithium (Li2O) concentrate [1]. The goal for the upcoming 500 kg bulk sample is to demonstrate that pegmatite from the Company’s Zoro Lithium Project is suitable to produce battery-grade lithium hydroxide (LiOH) thereby making it viable to market its lithium to strategic partners prior to development.

_______________________________

1 Grammatikopoulos, T., Aghamrian, M., Fedikow, M.A.F. and Mayo, T. (2020), “Mineralogical Characterization and preliminary beneficiation of the Zoro lithium project, Manitoba, Canada; Https://DOI.org/10.1007/S42461-020-00299-2.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Drill Program

On February 8, 2022, the Company announced an upcoming 1500 metre diamond drill program scheduled to commence in the first week of March in 2022 on its 100% percent owned Zoro Lithium Project in Snow Lake, Manitoba. Prior to this upcoming 2022 drill program, a total of fifty-eight historic diamond drill holes had been drilled on the Zoro property. From the previous 2018 drilling campaign, 8 lithium mineralized spodumene pegmatite dykes were documented on the property. Of these Dyke 1 and Dyke 8 are the most prominent and remain open at depth and along strike to perform additional in-fill drilling and delineate additional tonnage of resource.

On March 14, 2022, the Company announced that field operations had commenced with a ten (10) diamond drill hole (“DDH”) 1,500-meter program. This is the first drilling program for the Company since 2018. The focus of this drill program was to test ten (10) new spodumene pegmatite targets on the Zoro project. Drill core samples were shipped to Activation Laboratories (Ancaster, Ontario) for assaying services. Drill and helicopter pads for each of the 10 holes were cut and prepared by Moss Line cutting of Snow Lake.

Table 1 and Figure 2 illustrate the specific drill targets that were tested in 2022 for lithium oxide (Li2O%) mineralization. The expected host rocks for the lithium mineralization are spodumene-bearing pegmatite dykes. The locations of the drill holes are indicated by the RED STARS on Figure 2.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Figure 2. Map of the Zoro Lithium Project, Snow Lake area, Manitoba. Red stars indicate new 2022 drill targets identified with Mobile Metal Ions (MMI) Technology, a proven advanced soil geochemical exploration technique. Solid black lines are lithium-bearing pegmatites on the property.

On April 26, 2022, the Company announced it had completed a ten-hole 1,509-metre drill program designed to test Mobile Metal Ion (“MMI”) soil geochemical anomalies and assess the deeper levels of high-grade spodumene pegmatite Dyke 8 discovered in 2018. The drilling contract was completed by Bodnar Drilling Ltd. of Ste. Rose du Lac and helicopter support was provided by Gogal Air Services Ltd. of Snow Lake. Both Bodnar and Gogal Air are Manitoba corporations.

Dyke 16 Discovery

The sixteenth (16th) spodumene-bearing pegmatite dyke on the Zoro property was intersected by two drill holes. DDH FM22-70 drilled at -50 degrees inclination. Two pegmatite intercepts totaling 4.9 metres with up to 15% light green spodumene crystal aggregates. A second hole, DDHFM22-70B was drilled at a steeper inclination of -65 degrees to undercut the first pegmatite intersection. This hole intersected a five-metre intercept of the same spodumene mineralized pegmatite as hole FM22-70. The host rock to these pegmatites is a fine-grained foliated basalt.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Figure 3. DDH FM22-70 drilled at -70 degrees inclination intersected two pegmatite dykes totalling 4.9 metres with up to 15% light green spodumene crystal aggregates.

The location of dyke 16 is illustrated in relation to all previous pegmatite dykes on the Zoro property in Figure 4 below.

Figure 4. Map of Zoro property showing the locations of newly discovered spodumene-bearing pegmatite dykes.

High-grade spodumene pegmatite Dyke 8 was discovered on the Zoro property in 2018 by the drill testing a Mobile Metal Ions soil geochemical anomaly. Drill hole Far18-35 testing the MMI anomaly intersected 36.5 m of spodumene-bearing pegmatite. Assay results from hole FAR18-35 included three separate intercepts of high-grade lithium including 12.3 m of 1.1% Li2O, 4.4 m of 1.2 % Li2O, and 2.2 m of 1.5% Li2O.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

In 2022 DDHFM22-71 was drilled at -65 degrees to undercut the 2018 pegmatite intersections. A 4.5- metre spodumene-bearing pegmatite was intersected between 70.45 and 75.89 metres before being truncated by a fault [see Figure 3]. This intercept is 37 metres below the previous 2018 drill intercepted Dyke 8 spodumene mineralization. A further pegmatite was intersected below the fault between 84.4 and 86.65 metres [see Figures 5 and 6].

Figure 5. A 4.5 metre spodumene-bearing pegmatite was intersected between 70.45 and 75.89 metres before being truncated by a fault.

Figure 6. A further pegmatite was intersected below the fault between 84.4 and 86.65 metres in Dyke 8.

To date, Dyke 8 has drill indicated dimensions of 120 m in length, 5-15 m in width and has been drilled to a depth of 157 m below surface.

After logging, all spodumene-bearing pegmatite intercepts were sawn in half and one half of the core shipped to Activation Laboratories (Ancaster, Ontario) for multielement analysis. The analysis of the 2022 core samples will be consistent with previous years analytical program. This includes “UT-7” lithium and related metal analysis by ICP-MS after total dissolution by sodium pyrophosphate fusion.

Dyke 16

DDH FM22-70 intersected spodumene-bearing pegmatite between 32.44 m and 35.80 m. Assay results vary from 0.04% to 1.33% Li2O in 4 core samples over 3.36 m. DDHFM22-70B, drilled to undercut the first pegmatite intercept, intersected 4.92 m of spodumene-bearing pegmatite with lithium contents varying from 0.04% to 1.05% Li2O in 5 core samples (Table 1).

Related metal concentrations in Dyke 16 for Cs (225-476 ppm), Nb (74.9-116.2 ppm) and Ta (28.3-89.7 ppm) compare favourably with those for Dyke 1.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Dyke 8

High-grade spodumene pegmatite Dyke 8 was discovered on the Zoro property in 2018 by the drill testing of a Mobile Metal Ions soil geochemical anomaly. Discovery hole Far18-35 intersected 36.5 m of spodumene-bearing pegmatite including individual intercepts of 12.3 m of 1.1% Li2O, 4.4 m of 1.2 % Li2O, and 2.2 m of 1.5% Li2O.

DDHFM22-71 undercut the original 2018 pegmatite discovery and intersected three discrete pegmatites. A spodumene-bearing pegmatite was intersected between 70.45 and 75.89 m, a second between 84.4 m and 86.65 m and a third between 148.75 m and 152.65 m. Host rocks include fine-grained, variably altered, and foliated basalt +/- pyroxene.

Assay results from the first pegmatite intersection vary from 0.05%-0.86% Li2O in 5 core samples over 5.44 m and 0.05% Li2O in each of 2 core samples over 2.25 m from the second pegmatite intersection (Table 1). A third pegmatite intersected over 3.91 m in DDHFM22-071 assayed 0.09-0.21% Li2O with the highest concentrations for related metals Cs (1440 ppm) and Nb (137.9 ppm); cf. sample 423028; Table 2). Tantalum analyses from Dyke 8 core samples vary between 30.2 ppm and 88.5 ppm.

Table 2. Summary of NQ core assay results for lithium and related metals from spodumene-bearing pegmatites and pegmatites without visible spodumene, 2022 Zoro lithium property drill program.
Analysis by Actlabs procedure UT-7 that combines a total sodium peroxide fusion with ICP-MS finish.

Dyke 16
DDHFM22-070	NQ Core Sample	Depth (m)	Width (m)	Li ppm	Li20%	Cs ppm	Nb ppm	Ta ppm
	423011	32.44-33.24	0.8	203	0.04	296	137	86.6
	423012	33.24-34.0	0.76	1040	0.22	226	116.2	89.7
	423013	34.0-35.0	1	6220	1.33	260	84.3	58.8
	423014	35.0-35.8	0.8	4000	0.86	253	97.1	47.4
DDHFM22-070B
	423015	43.21-44.0	0.79	200	0.04	395	107.9	65.3
	423016	44.0-45.0	1.0	3030	0.65	225	74.9	28.3
	423017	45.0-46.0	1.0	4890	1.05	319	113.3	35.7
	423018	46.0-47.0	1.0	4460	0.96	301	111.5	35.7
	423019	47.0-48.13	1.13	4030	0.86	476	106.5	61.9
Dyke 8
DDHFM22-071
	423021	70.45-71.30	0.85	563	0.12	328	99.9	63.1
	423022	71.30-72.30	1.0	4030	0.86	384	57.1	30.2
	423023	72.30-73.30	1.0	1770	0.38	562	61.3	46.2
	423024	73.30-74.27	0.97	1170	0.25	362	92.6	52.8
	423025	75.20-75.89	0.69	659	0.14	565	135	55.2
	423026	84.40-85.50	1.10	275	0.05	330	49.6	31.6
	423027*	85.5-86.65	1.15	246	0.05	414	62.8	34.3
	423028*	148.74-149.4	0.65	1000	0.21	1440	137.9	88.5
	423029*	150.76-151.7	0.94	440	0.09	777	67.3	32.8
	423031*	151.7-152.65	0.95	429	0.09	539	90.4	59.3

Note: * Refers to no visible spodumene observed in core sample

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Bulk Sample

On May 26, 2022, the Company announced that it has contracted XPS Expert Process Solutions (a Glencore company) to develop a process to develop and refine spodumene concentrate (SC6 technical specification) into a saleable battery-grade lithium hydroxide product. The contractual relationship reflects the Company’s commitment to deliver battery grade lithium hydroxide to supply an integrated EV battery ecosystem to energize the electrification of the transportation sector.

The Company’s initial 2020 metallurgical test work, done in conjunction with SGS Canada Inc, indicated that it is possible that Heavy Liquids Separation (HLS) combined with magnetite separation can be used to produce a high-grade (close to 6% Li2O) lithium spodumene concentrate after the rejection of iron silicate minerals therefore, most of the spodumene should be amenable to recovery by HLS and/or flotation. The mineralogical characteristics of the Zoro Dyke 1 pegmatite highlight the economic potential of the project. These preliminary findings suggest that the Company’s Zoro property contains lithium resources meeting industry and market specifications. The new project with XPS and SGS will utilize a more robust 500 kg sample size which will allow us to confirm that it is feasible to convert the 6% Li2O from Zoro to Lithium hydroxide (LiOH) which is the compound for which the Electric Vehicle makers / giga factories have unprecedented demand.

The project was undertaken at XPS’s Falconbridge, Canada facility and SGS Canada Inc.'s Lakefield, Canada facility. The project included a single stage Dense Media Separation (DMS), flotation, pyrometallurgy, and hydrometallurgy. Phase 1 including evaluating the potential purity and recovery of lithium from concentrates to ultimately improve commercial understanding and provide data for the generation of a continuous pilot process. The objective of Phase 1 is to produce a technical specification SC6 spodumene concentrate. SC6 is an inorganic material that can be further refined for use in the manufacturing of batteries, ceramics, glass, grease, and various lithium products.

Results of Test Work

Final test results confirmed in March of 2023, that Dense Media Separation (“DMS”) and flotation of DMS middlings together, achieved a global lithium recovery of 81.6% at a spodumene concentrate grade of 5.88% Li2O. Pyrometallurgical and hydrometallurgical testing on the DMS spodumene concentrate have shown that the final product is amenable to a flowsheet, capable of producing both battery grade lithium products, Lithium Carbonate (Li2CO3) and Lithium Hydroxide (LiOH).

The Zoro Dyke 1 metallurgical program investigated the feasibility of lithium beneficiation by dense media and dry magnetic separation with the goal of producing a 6% Li2O concentrate from a Master Composite, at a fairly coarse particle size of -12.7/+0.5 mm. Completed HLS, DMS, and dry magnetic separation test work confirms that heavy liquid separation (HLS) demonstrates excellent potential for the recovery of an on-spec lithium concentrate from the Master Composite by dense media separation. The global lithium recovery to a cumulative HLS non-magnetic sink product at an interpolated 6% Li2O grade was high at 73.5%, at a projected SG cut point of 2.88. Results from HLS testing were confirmed in the DMS pilot plant. DMS processing followed by dry magnetic separation produced a 5.93% Li2O spodumene concentrate, at a global lithium recovery of 66.9%, in approximately 27% of the mass which is in good agreement with the HLS results. The iron contents in the final lithium concentrates from both HLS and DMS were slightly above the 1% Fe2O3 requirement, but still acceptable for subsequent hydrometallurgical lab testing. Further improvements on the recovery of lithium can be realized by incorporating flotation and wet high-intensity magnetic separation (WHIMS) in the flowsheet to treat the DMS middlings and -0.5 mm fines. Favourable metallurgical characteristics and processing of the Dyke 1 mineralogically representative bulk sample have been confirmed by this two-phase program. The result provides confidence in the metallurgical character of spodumene-bearing pegmatite as exploration proceeds on the Zoro Property.

Hidden Lake, Yellowknife, NWT

In February 2018, the Company entered into an option agreement (the “Hidden Lake Option Agreement”) with 92 Resources Corp (“92 Resources”, now Patriot Battery Metals Ltd.) to acquire up to 90% interest in the Hidden Lake Lithium project, Northwest Territories (the “Hidden Lake Project”).

The Hidden Lake Project consists of five contiguous mineral claims totaling approximately 1,659 hectares within the central parts of the Yellowknife Lithium Pegmatite Belt along Highway 4, approximately 40 km east of Yellowknife. 92 Resources’ 2016 exploration results returned 1.90% Li2O over 9 metres and grab samples up to 3.3% Li2O. Metallurgical test work has produced a high-grade mineral concentrate of 6.16% Li2O with an average spodumene lithium content of per cent lithium (8.2% Li2O). 92 Resources also channel sampled four dykes extensively which range between 275 and 790 metres in length and up to about 10 metres in width which returned an average lithium concentration of 1.03% Li2O for the 308 samples with surface samples up to 3.3% Li2O. Due to the success of 92 Resources’ programs, preliminary metallurgical test work and scoping lithium extraction tests were conducted. The scoping test work achieved an overall extraction of 97%, indicating that industry standard lithium extraction techniques applied to typical spodumene concentrates are applicable to concentrates produced from the pegmatites at Hidden Lake. The Hidden Lake Project is easily road accessible and its proximity to infrastructure provides for numerous development advantages.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Under the terms of the Hidden Lake Option Agreement, the Company can earn up to 90% interest in the Hidden Lake Project as follows:

a)	the consideration for the initial 60% interest:
i.	cash payment of $50,000 upon execution of the agreement (paid).
ii.	issuance of 11,112 common shares (issued and valued at $225,000) upon execution of the agreement.
iii.	exploration expenditures of $500,000 to be incurred by January 22, 2019 (completed).

b)	the consideration for an additional 10% interest (70% total):
i.	issuance of common shares with a fair market value of $250,000 based on the average market price to a maximum of $75 per share by January 22, 2019 (not issued as the Company decided not to add to its 60% interest as at December 31, 2018).
ii.	additional exploration expenditures of $500,000 to be incurred by January 22, 2020.

c)	the consideration for an additional 10% interest (80% total):
i.	issuance of common shares with a fair market value of $300,000 based on the average market price to a maximum of $75 per share by January 22, 2020.
ii.	additional exploration expenditures of $600,000 to be incurred by January 22, 2021.

d)	the consideration for an additional 10% interest (90% total):
i.	issuance of common shares with a fair market value of $400,000 based on the average market price to a maximum of $75 per share by January 22, 2021.
ii.	additional exploration expenditures of $700,000 to be incurred by January 22, 2022.

The Company chose not to accelerate the exercise of the option beyond the initial 60% interest. The Company may now opt to form a joint venture with 92 Resources on a 60:40 basis, the Company will be responsible for funding the initial $1,000,000 in joint venture expenditures, after which costs are shares on a 60:40 basis.

During the year ended March 31, 2020, the Company wrote-off $870,046 of the carrying value of the Hidden Lake property to $Nil due to lack of plans for exploration because of limited funding.

On November 7, 2022, the Company signed a binding term sheet with respect to the sale of its 60% interest in the Hidden Lake Project in Yellowknife, NWT for $3,500,000 to an arm’s length party. The Company has received a $100,000 non-refundable deposit in connection with signing the term sheet. The closing of the transaction and receipt of the remaining $3,400,000 of the purchase price is expected to occur within 30 days, subject to the parties entering and approving definitive binding documentation, final due diligence by the purchaser, receipt of applicable third-party consents and other customary conditions for a transaction of this nature.

On December 1, 2022, the Company completed the sale of its 60% interest in its Hidden Lake Project in Yellowknife, NWT for $3,500,000 to Youssa PTY Ltd., an Australian private Company.

Exploration at the Hidden Lake Project, Northwest Territories

In May 2018, the Company announced it had mobilized a drill rig to its Hidden Lake Project targeting high-grade lithium-bearing pegmatites with an initial minimum 1,100 metre diamond drilling campaign. Far signed the drill contract with Northtech Drilling for the program. Great Slave Helicopters provided helicopter support for the drill program which was managed in the field by Henry Lole of Dahrouge Consulting. Previous channel sampling at Hidden Lake conducted by 92 Resources returned grades as high as 3.3% Li2O at surface. The Company has completed a 1,100-metre drill program, with the goal of defining continuity of mineralization at depth. A total of 197 core samples were collected and were submitted to SGS Mineral Services (Lakefield) for lithium and multi-element analysis.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Results indicate each of the targeted pegmatite dykes, HL-001 through HL-003 and D-12, is marked by high-grade Li2O assays of 1.0% to 2.0% over widths that vary between 2.0 m and 9.2 m. The high-grade nature of these spodumene- mineralized pegmatites coupled with the demonstrated favourable metallurgical characteristics demonstrated by previous operators makes these drill results significant. Although this drill campaign targeted four dykes, the Hidden Lake Project itself hosts a swarm of at least ten lithium- bearing spodumene pegmatite dykes that have been identified by previous explorers. See News Release dated February 2, 2021. Very recent mineralogical evaluation and metallurgical testing of samples from the Hidden Lake pegmatites by SGS Mineral Services (Vancouver) indicates a lithium concentrate of >6% Li2O with a recovery of 97% are achievable. These results indicate the Hidden Lake pegmatites can be treated using standard industry practices for spodumene beneficiation.

Jean Lake Lithium-Gold Project, Manitoba, Canada

The Jean Lake Property is situated southwest of the Thompson Brother Trend in west-central Manitoba 15 kilometers east of the historic town of Snow Lake, Manitoba, Canada, east end of the prolific Paleoproterozoic Flin Flon-Snow Lake greenstone belt. The Jean Lake property was first prospected in 1931 by Peter Kobar, who optioned the property to Sherritt Gordon Mines Ltd (SGM). A 1942 exploration program by SGM consisted of 19 shallow drill holes resulting in the discovery of three spodumene-bearing pegmatite dykes, SGM-1, -2 and -3. The SGM-3 pegmatite, now referred to as the Beryl dyke or B1, was re-discovered beneath 80 years of organic and inorganic debris by prospecting on the Jean Lake property in 2021.

The Jean Lake Property consists of 5 mineral claims covering approximately 2,476 acres (1,002 hectares). On July 30, 2021, the Company entered into an option agreement with Mount Morgan Resources Ltd. to acquire a 100% interest in the Jean Lake lithium-gold project located in Manitoba.

The option agreement provides for the Company to earn a 100% interest over 4 years by cash payments and share issuances to Mount Morgan Resources Ltd. and exploration expenditures as follows:

a)	$25,000 cash (paid) and common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021.
b)	$50,000 cash (paid), $50,000 in common shares (6,704 shares issued) and $50,000 exploration expenditures (incurred) on or before July 30, 2022.
c)	$50,000 cash (paid), $50,000 in common shares and $100,000 (accumulated) exploration expenditures by July 30, 2023 (incurred).
d)	$50,000 cash, $50,000 in common shares and $150,000 (accumulated) exploration expenditures by July 30, 2024 (incurred).
e)	$75,000 cash, $75,000 in common shares and $200,000 (accumulated) exploration expenditures by July 30, 2025 (incurred).

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan Resources Ltd. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

Exploration at the Jean Lake Lithium-Gold Project, Manitoba

On December 9, 2021, the Company announced the commencement of a UAV-borne magnetic survey over the Jean Lake property where high-grade lithium pegmatite dyke was rediscovered in August of 2021 shortly after the property was optioned. Assay results from two locations on the “Beryl” or B1pegmatite gave a range of 3.89-5.17% Li2O in five samples collected from blasted trenched material. The trench and spodumene-bearing pegmatite dyke were exposed for mapping and sampling after approximately 80 years of accumulated organic debris was removed.

An Unmanned Aerial Vehicle or “UAV”-assisted magnetic survey was flown by EarthEx Geophysical Solutions Inc. (Selkirk, Manitoba) at 25 m line-spacing with 250 metre tie-lines over the Jean Lake property. A total of 500-line km was flown. The survey commenced November 29 (2021) and despite some weather delays was completed on December 13th, 2021. The orientation of the flight lines was designed to assess the magnetic signatures of lithium-bearing pegmatites in and along the Beryl Lithium Trend on the Jean Lake property. The superior spatial precision of the UAV-acquired magnetic data will provide an assessment of the depth to source, dip of the body, and the overall shape and size of the body which will assist subsequent diamond drill targeting. Results of the survey will be released in the Company’s news releases. The magnetic survey was followed up with a Lidar survey in the spring of 2022 after the snowpack melted.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

On March 1, 2022, the Company reported initial data from the UAV magnetic survey over the Jean Lake property. Images from EarthEx Geophysical Solutions Inc. (“EarthEx”) magnetic data identified several highly prospective targets which correlate with the previously identified Beryl pegmatite dykes (B1and B2) which assayed between 3.89% - 5.17% Li2O. The locations of the B1 pegmatite dyke, including locations B2 and B3 representing outcrop exposing pegmatite potentially hosted within the B1 dyke, are annotated with the magnetic data in Figure 1. The white lines on Figure 1are the preliminary interpretation of the magnetic low lineaments from a Centre for Exploration Targeting (“CET”) analysis and overly the magnetic “low” picks layer. The coincidence of the trends of magnetic lows with the Beryl pegmatites and their extension along a trend recognized for its association with high-grade lithium pegmatites is highly encouraging.

On April 14, 2022, the Company announced final interpreted results from the Unmanned Aerial Vehicle, (“UAV”) magnetic survey over the Jean Lake property. Jean Lake is the Company’s 100% owned 1,002-hectare (2,476-acre) property situated in Snow Lake, Manitoba, Canada. The North-East sector of the Company’s Jean Lake property abuts the Sherritt Gordon (“SG”) and Grass River (“GRP”) pegmatites of Snow Lake Lithium.

Final images from EarthEx Geophysical Solutions Inc. (“EarthEx”) magnetic data identified fourteen (14) high priority structural targets for further exploration work in the northern portion of the Jean Lake property. Fourteen sets of independently colored lines are final interpretations of the magnetic low lineaments from a Centre for Exploration Targeting (“CET”) analysis and overlay the magnetic “low” picks layer. The coincidence of the magnetic lows with the Beryl Pegmatite provides additional exploration targets and is highly encouraging. Of particular importance, Target 11 (BLUE) and Target 10 (GREEN) directly match the previously identified Beryl Pegmatite dykes (B1 and B2). The locations of the B1 and B2 Beryl Pegmatite dykes are annotated with the magnetic data in Figure 7.

451000
451500
452000
452500
453000
453500
High Priority Targets
1
2
3
4
5
6
7
8
9
10
11
12
13
14
N
JOL 9419
JOL 8247
B3
B1
B2
B1/B2
Beryl Spodumene
Pegmatites
B3
Barren Pegmatite
0
1,000
meters
RMI
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FOREMOST LITHIUM
JEAN LAKE PROJECT
UAV-Borne Magnetics:
Residual Magnetic Intensity
CET Analysis
Picks for Individual Trends of
Magnetic Lows
Created by: EarthEx Geophysical Solutions
Date: April 2022
21-449_JeanLake_UAVMag_InvertProc
earthex

Figure 7. Magnetic image covering the Jean Lake property. The gap in the image is due to the location of the hydroelectric power line that crosses the property. Location B-1 assayed 3.89% Li2O and connects with target 11; and Location B2 (red circle) assayed 5.17% Li2O and connects with Target 10.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Figure 7 builds upon Figure 8 now showing Snow Lake Lithium’s SG and GRP spodumene pegmatites as per their disclosed interim drilling results from March 10th, 2022 [1]. There are multiple features which appear to connect the High Priority Targets, known pegmatite dykes and interpreted lineaments on the Foremost Lithium and Snow Lake Lithium properties.

Figure 8. Foremost Lithium’s Jean Lake magnetic survey results with overlays of Snow Lake Lithium’s SG and GRC pegmatites

Exploration Program

Two field crews were mobilized to prospect (14) high priority targets defined as magnetically low and structurally recessive lineaments. These lineaments host the beryl pegmatites, have similar orientations as the SGM and Grass River lithium pegmatites of Snow Lake Resources and were interpreted as high priority exploration targets. The lineaments were defined by an Unmanned Aerial Vehicle (UAV Drone) assisted high-resolution geophysical survey and Centre of Exploration Targeting “CET” analysis of the acquired data (see March 1, 2022, news release). The linear trend of magnetic lows defined on the Jean Lake property by the UAV borne survey are interpreted as the magnetic signature of the coarse spodumene bearing Sherritt Gordon #1 and #2 and the Grass River pegmatite dykes currently being explored and developed by Snow Lake Resources Ltd. There are also linear trends of magnetic lows associated with the high-grade Beryl pegmatites which were drill tested.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

The lineaments were prospected, and rock chip sampled and assayed for lithium and related elements where exposure was permissive. Where the lineaments are overburden covered, Mobile Metal Ion (“MMI”) soil geochemical surveys were initiated and sent for analyses to SGS Canada Inc. Burnaby (B.C.). The UAV-borne magnetic and Lidar surveys were flown by EarthEx Geophysical Solutions Inc. (Selkirk, Manitoba) with financial support from the Manitoba Mineral Development Fund.

On October 17, 2022, the Company commenced preparations for a winter diamond drill program. The drill targets were to include the high-grade spodumene-bearing Beryl pegmatite dykes where grab sample assays of 3.89% and 5.17% Li2O were received from pegmatite dyke B1 and 3.81%, 4.09% and 4.74% Li2O from pegmatite dyke B2 in August 2021.

On November 21, 2022, the Company announced that it received a work permit from the Mining Permit office of the Manitoba Government and had finalized plans to begin a 24-hole, 3,000 metre diamond drill program on its 100% owned Jean Lake Lithium Project located near the historic mining town of Snow Lake, west-central Manitoba commencing on December 02, 2022. The Company signed a drill contract with BRL Drilling Ltd. (Temagami, Ontario), air support, core storage and preparation facilities in Snow Lake were provided by Gogal Air Services, drill pads were cut by Moss Line Cutting Ltd. (Snow Lake) and field technical support was provided by Golden Frost Exploration (Oakbank, Manitoba). Assay samples from drill core were shipped to Activation Laboratories (“ACTLABS”; Ancaster, Ontario) for lithium and related element analysis using analytical approach UT-7 after a total sodium peroxide fusion.

Foremost’s Exploration and Development Approach

The Company follows the same scientific methodical approach on all its lithium projects for future exploration and drill programs. Valuable tools and steps include:

UAV-Borne Magnetic Surveys

On November 3, 2022, the Company completed a UAV-assisted high-resolution airborne magnetic survey on its “Lithium Lane” Properties near the historic mining town of Snow Lake, west-central Manitoba. Foremost contracted EarthEx Geophysical Solutions Inc. (Selkirk, Manitoba), which flew a total of 7,472.7-line km over the entire 43,276-acre/17,513 hectares land package.

Magnetometer Survey Details

The drone magnetometer surveys (Figures 9 and 10) were flown with a flightline azimuth of 070º and flightline spacing of 25m. Tie lines were established at 250m spacing. Each property survey and the number of line km flown include:

1.	Grass River Lithium Property: Survey was conducted between April 14 and May 27, 2022, and comprised 2,734.1-line km.

2.	Zoro Lithium Property: Survey was conducted between May 28 and June 15, 2022, and comprised 1,264.7-line km.

3.	Jean Lake Property: Survey was conducted between November 29, 2021, and December 20, 2021, and comprised 483.4-line km.

4.	Peg North Property: Survey was conducted between June 15th, 2022, and October 6th, 2022, and comprised 2990.5-line km.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Figure 9. A magnetometer towed by a UAV or drone measuring the magnetic signature of the rocks on the ground over the Zoro Lithium Property.

Figure 10. A magnetometer towed by a UAV or drone measuring the magnetic signature of the rocks on the ground over the Zoro Lithium Property.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

UAV-flown high resolution magnetic data lends itself very well to defining new prospective drill targets (Figures 1 and 2 above) based on precise and high-resolution data. The UAV system’s resolution has provided excellent litho-structural detail over all Foremost’s Lithium Lane Properties and has generated detailed 3D models of the magnetic sources on the properties. The magnetic survey can provide valuable exploration information such as depth to source, dip of the body as well as the overall shape and morphology of the lithological unit. The resolution of the survey allows targeting of bedrock structures which may host lithium pegmatite deposits, which when coupled with 3D products from inversion of magnetic survey data provides an excellent source of information for Foremost Lithium to define drill-targets on their property based on their magnetic signatures including both magnetic and nonmagnetic targets.

GOLD AND SILVER

Winston Property, New Mexico, USA

The Company controls, subject to certain underlying royalties, a 100% interest in the Winston property located in Sierra County, New Mexico, USA (the “Winston Property”). The Winston Property is comprised of 149 unpatented lode mining claims (the “LG Claims”), the Ivanhoe and Emporio patented mining claims (the “Ivanhoe/Emporio Claims”) and four unpatented mining claims (the “Little Granite Claims”) and is prospective for gold and silver.

In accordance with the terms and condition of the underlying purchase agreement to complete the acquisition of the Ivanhoe/Emporia claims, the Company is required to pay the original owner of the claims the remaining purchase price of US$361,375 (US$42,000 paid). Before the remaining purchase price is paid in full, the Company is subject to a minimum monthly royalty payment based on monthly average silver price which reduces the remaining purchase price once paid. The accrued minimum monthly royalty payments outstanding as of June 30, 2023, totals US$237,125 (March 31, 2023 – US$225,125). The agreement also entitles the owner to a permanent production royalty of 2% of NSR.

On December 14, 2022, the Company announced that it has acquired 100% interest of Little Granite Claims in the Winston Group of Properties Gold/Silver Project.

The Winston Property is in good standing.

Exploration at the Winston Property, New Mexico, USA

The Little Granite Mine is a high-grade epithermal silver-gold system which was last explored in the early 1980s. In addition to Little Granite, Far Resources also controls the core claims covering the nearby Ivanhoe-Emporio Mines, which may represent an attractive bulk mineable gold target. The historic mines are hosted by north-south orientated vein systems which display characteristics typical of low sulphidation epithermal style mineralisation. This style of mineralisation hosts some of the highest-grade precious metal mines worldwide, including Sleeper (Nevada), Creede (Colorado), Fruta del Norte (Ecuador) and Hishikari (Japan). The mineralisation in the Winston area is believed to be Tertiary in age and related to the Rio Grande Rift. The Black Range District was mined extensively in the 1880s but has seen little activity since.

Michael Feinstein, PhD, CPG, of Mineoro Explorations LLC is assisting the Company with their exploration campaign aimed at targeting the bonanza zone of the Little Granite Epithermal Vein System. Existing data will be integrated with structure, alteration, and geochemistry in a 3D model. The host volcanic stratigraphy of the Gila and dominant structural control of the Rio Grande Rift provide excellent context for the emplacement of well-developed vein systems.

The Company mobilized a field crew to the Winston project in early October of 2020. The crew evaluated the best options for access and logistical support of the planned Phase 1 program focused on the Little Granite Mine area. The Phase 1 program consisted of soil and rock geochemical sampling, geological mapping with particular focus on structural controls of the silver-gold mineralisation and possibly ground geophysics and terrain mapping using a drone as disclosed in the April 23, 2021, news release.

On February 4, 2021, the Company reported the results of recent sampling on its wholly owned Winston Project in New Mexico. High grade gold and silver values were confirmed from three historic mines, Ivanhoe, Emporia and Little Granite, in the south part of the company’s land holdings. Twenty ore characterisation samples from these three mines returned peak values of 66.5 g/t gold and 2940 g/t silver from Little Granite, 26.8 g/t gold and 1670 g/t silver from Ivanhoe and 46.1 g/t gold and 517 g/t silver from Emporia.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Detailed sample results are listed below. The samples were obtained as part of the initial geological evaluation of the property, during which mine environs, workings and dumps were walked and inspected to collect representative samples of the different styles of mineralisation. High grade mineralisation was confirmed at the Little Granite, Ivanhoe and Emporia mine sites.

These samples were collected by Dr. Michael Feinstein of Mineoro Explorations during three visits to the project between October and December of 2020. Numerous samples were collected throughout the project area, and historic mine sites were visited several times. Multiple, overlapping phases of alteration and mineralisation are evident throughout as illustrated in the sample photos following. The ore characterization samples were collected to better understand which phases are of greatest economic interest. The results confirm that earlier reports of high-grade silver and gold values from historic workings have legitimacy and justify a major exploration program using modern methods to define the nature and size of mineralisation.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Current plans for follow-up work include additional geochemical sampling, geological mapping, and claim staking. The acquisition of detailed imagery and surface terrane models are being investigated as a precursor to project and target scale geophysical surveys.

All samples were collected by Mineoro Explorations and securely maintained through to submission to the ALS Minerals laboratory in Tuscon. Samples were analysed by Fire Assay and ICP-MS. Internal laboratory QA/QC protocols were followed and 5% external standards are submitted with all sample batches.

Results of Operations

Expenses incurred for three months ended June 30, 2023

During the three months ended June 30, 2023, the Company earned no revenue and had a comprehensive loss of $608,178 (2022 – $767,986).

Total expenses before other items for the three months ended June 30, 2023, were $618,030 compared to $759,563 for the corresponding three months ended June 30, 2022.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

The table below details the significant changes in major expenditures from 2023 and 2022.

Expenses	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Explanation for Change Increase / Decrease in Expenses
Consulting	30,581	129,045	Decreased due to decreased business advisory services rendered in the current period.
Management and director fees	135,000	56,318	Increased due to fees paid to new directors and CFO.
Office expense	11,295	25,058	Decreased due to a decrease in general expenses in the current period.
Professional Fees	331,157	154,214	Increased primarily due to an increase in legal fees relating to the Company pursuing a listing on the NASDAQ, changes in management, name change and financing.
Share-based payments	15,787	331,548	Decreased due to reduced share options and PSU’s granted and vesting through the current period.
Transfer agent and filing fees	39,118	6,894	Increased primarily due to an increase in filing fees relating to the Company pursuing a listing on the NASDAQ, changes in management, name change and financing.
Travel	4,184	13,559	Decreased due to decreased travel during the current period.

The Company incurred a $350 unrealized gain on long-term investments during the three months ended June 30, 2023 (2022 – loss of $5,000) related the value of certain shares of Alchemist Mining Inc. being held by the Company for investment purposes. See Note 4 of the Company’s Financial Statements accompanying this MD&A.

Summary of Quarterly Results

A summary of selected financial information for the eight most recently completed quarters is set out below and should be read in conjunction with the Company’s condensed interim consolidated Interim Financial Statements and related notes for such periods (Note 2):

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021
Revenue	$-	$-	$-	$-	$-	$-	$-	$-
Expenses	618,030	390,807	1,814,129	882,298	759,563	2,860,767	826,797	128,491
Total comprehensive loss (income)	608,178	(115,705)	(2,154,228)	751,616	767,986	3,034,432	746,581	123,152
Income (loss) per share – basic and diluted (1)	(0.15)	(0.03)	0.55	(0.20)	(0.21)	(0.87)	(0.23)	(0.04)
Total assets	13,110,859	13,300,444	13,530,636	10,376,744	9,802,357	7,918,078	7,704,225	6,940,821
Total liabilities	3,130,028	2,912,822	2,841,312	2,900,781	2,633,408	1,176,332	1,433,198	982,819
Total equity	$9,980,831	$10,387,622	$10,689,324	$7,475,963	$7,168,949	$6,741,746	$6,271,027	$5,860,193
Weighted average number of common shares outstanding (1)	3,975,666	3,968,847	3,943,682	3,815,069	3,620,185	3,515,420	3,274,558	3,167,545

Note 1: Based on the weighted average number of common shares outstanding during the period.

Note 2: During the year ended March 31, 2022, management determined that there was an error pertaining to exploration and evaluation and accounts payable and accrued liabilities. This error was a result of the under accrual of option payments required on the Company’s Winston mineral property. Quarterly total assets and total liabilities have been restated as compared to the amounts reported in our previously issued quarterly MD&A and condensed quarterly financial statements. There were no impacts on operating income or net income from these changes, and no changes in working capital and cash flow.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

During the quarter ended June 30, 2023, expenses increased to $618,030 compared to $390,807 for the quarter ended March 31, 2023. The increase was primarily attributable to management fees of $135,000 (March 31, 2023 - $111,250), professional fees of $331,157 (March 31, 2023 - $385,945) and share-based payments of $15,787 (March 31, 2023 – expense reversal of $501,462).

During the quarter ended March 31, 2023, expenses decreased to $390,807 compared to $1,814,129 for the quarter ended December 31, 2022. The decrease was primarily attributable to management fees of $111,250 (December 31, 2022 - $189,000), professional fees of $385,945 (December 31, 2022 - $676,854) and share-based payments reversal of $501,462 (December 31, 2022 – expense of $776,916).

During the quarter ended December 31, 2022, expenses increased to $1,814,129 compared to $882,298 for the quarter ended September 30, 2022. The increase was primarily attributable to management fees of $189,000 (September 30, 2022 - $83,251), professional fees of $676,854 (September 30, 2022 - $359,961) and share-based payments of $776,916 (September 30, 2022 - $208,426).

During the quarter ended September 30, 2022, expenses increased to $882,298 compared to $759,563 for the quarter ended June 30, 2022. The increase was primarily attributable to investor relations of $67,967 (June 30, 2022 - $28,252), management fees of $83,251 (June 30, 2022 - $56,318), and professional fees of $359,961 (June 30, 2022 - $154,214).

During the quarter ended June 30, 2022, expenses decreased to $759,563 compared to $2,860,767 for the quarter ended March 31, 2022. The decrease was primarily attributable to management fees of $56,318 (March 31, 2022 - $61,885), share-based payments of $331,548 (March 31, 2022 - $2,333,019), and forgiveness of debt $Nil (March 31, 2022 - $100,355).

During the quarter ended March 31, 2022, expenses increased to $2,860,767 compared to $826,797 for the quarter ended December 31, 2021. The increase was primarily attributable to management fees of $61,885 (December 31, 2021 - $213,179), share-based payments of $2,333,019 (December 31, 2021 - $149,200), and forgiveness of debt $100,355 (December 31, 2021 - $Nil).

During the quarter ended December 31, 2021, expenses increased to $826,797 compared to $128,491 for the quarter ended September 30, 2021. The increase was primarily attributable to investor relations of $137,434 (September 30, 2021 - $14,003) due to the Company’s effort to raising awareness in the market, management fees of $213,179 (September 30, 2021 - $50,100), professional fees of $143,049 (September 30, 2021 - $21,858) due to an increase in legal fees relating to the replacement of the board of directors and change in management and share-based payments of $149,200 (September 30, 2021 - $Nil) for options granted.

During the quarter ended September 30, 2021, expenses decreased to $128,491 compared to $257,690 for the quarter ended June 30, 2021. The decrease was primarily attributable to consulting of $16,711 (June 30, 2021 - $73,656) due to the timing of consulting fees recorded, investor relations of $14,003 (June 30, 2021 - $70,000) and professional fees of $21,858 (June 30, 2021 - $41,753).

Liquidity AND GOING CONCERN

The condensed interim consolidated financial statements were prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at June 30, 2023, the Company has had significant losses. In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These circumstances cast significant doubt as to the ability of the Company to meet its obligations as they come due, and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the pandemic and the war in the Ukraine, to the business to be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect the business and may make it more difficult for it to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position and cash flows in the future.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

	As at June 30, 2023	As at March 31, 2023
Working capital deficit	$(2,846,633)	$(2,117,473)
Deficit	$(18,477,289)	$(17,869,111)

Net cash used in operating activities for the period ended June 30, 2023 was $196,730 compared to $519,261 during the period ended June 30, 2022. The difference was primarily due to the interest on loan payable, share-based payment expense related to options and changes in non-cash working capital items.

Net cash used in investing activities for the period ended June 30, 2023 was $299,284, compared to $1,378,763 used during the period ended June 30, 2022, and consisted of acquisition costs and property expenditures during the period.

Net cash used in financing activities for the period ended June 30, 2023 was $33,907 compared to $1,932,245 cash provided during the period ended June 30, 2022. The decrease was due to proceeds from loan proceed, private placements and from warrants exercised during the comparative period and loan interest and lease payments during the current period ..

The Company is continuing its exploration program and will use its available working capital to continue this work. It is likely that the Company will need to obtain additional debt/equity financing in order to carry out further exploration programs on its properties depending on the results of recent exploration and to satisfy its business and property commitments for the ensuing year. The Company intends to rely on equity or debt financing from arm’s length parties to fund its operations for the upcoming year. The Company may find it necessary to issue shares to settle some of its existing debt obligations. There are no assurances that the Company will be successful in raising the necessary funds to maintain its current operations and explore its properties on commercially reasonable terms or at all.

Capital Resources

As of the date of the MD&A, the Company is continuing its exploration programs on the Zoro, Jean Lake, Peg North, Grass River Lithium Projects and Jol Lithium property. The Company intends to use available working capital and may issue additional common shares to cover the cost of this program.

The Company also has certain ongoing option/property payments and maintenance fees/taxes associated with its Zoro, Jean Lake, Grass River, and the Winston Property as more particularly described in “Overall Performance” above.

During the period from April 1, 2023 to August 29, 2023, the Company:

•	issued 10,700 common shares valued at $85,600 pursuant to the acquisition of the Lac Simard South Property.

•	issued 13,072 common shares valued at $100,000 pursuant to the second option payment of the Peg North Property.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Contractual Obligations

Other than described in “Capital Resources” and certain stock option and consulting agreements, the Company does not presently have any other material contractual obligations. See “Transactions with Related Parties”.

Off-Balance Sheet Arrangements

The Company does not utilize off-balance sheet arrangements.

TRANSACTIONS WITH RELATED PARTIES

For the period ended June 30, 2023
Paid or accrued to:	Management and director fees	Consulting fees	Total
Key management personnel:
Former CFO and current Director	$9,000	-	$9,000
CEO	45,000	-	45,000
An Officer of the Company	-	30,000	30,000
Current CFO	18,000	-	18,000
Director	15,000	-	15,000
Director	9,000	-	9,000
Director	9,000	-	9,000
	$105,000	$30,000	$135,000

During the period ended June 30, 2023, the Company’s stock-based compensation expense included $Nil (March 31, 2023 - $804,016) relating to stock-options and PSU’s granted to current and former directors, officers and companies controlled by them and vested through the period.

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (“Initial Advance”) included in accounts payable and accrued liabilities owing to a director of the Company. The loan accrues interest at a rate of 11.35% (amended on May 1, 2023 from 8.35%), payable monthly, and matures on May 10, 2024 (amended from May 10, 2023). The Company paid an aggregate of $16,000 in interest during the period ended June 30, 2023.

The amounts due to related parties included in accounts payable and accrued liabilities are as follows:

	As at June 30, 2023	As at March 31, 2023
Due to corporation owned by a former CEO	$27,000	$27,000
Due to a former CFO	3,262	3,262
Due to a former director of the Company	18,000	18,000
Due to the CEO	80,713	31,500
Officer, for expenses	165,686	24,813
Due to a director	5,250	5,250
Due to a director	3,000	-
Due to a director	3,150	3,150
	$306,061	$112,975

The amounts due are unsecured, non-interest bearing, and have no specific terms of repayment.

Proposed Transactions

Save as disclosed herein, there are no asset or business acquisitions, or dispositions currently being proposed by the directors or senior management of the Company that will have a material effect on the financial condition, results of operations or cash flows of the Company.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Changes in Accounting Policies including Initial Adoption

Please refer to the condensed interim consolidated financial statements on www.sedar.com.

Financial and Other Instruments

Capital and Financial Risk Management

Capital management.

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern.

In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e. capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may issue Common Shares through private placements. The Company is not exposed to any externally imposed capital requirements.

The Company’s overall strategy remains unchanged from fiscal year 2022 (see the Annual Filings).

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

The fair value of the Company’s long-term investment constitutes a Level 1 fair value measurement.

The carrying value of cash, current portion of net investment in sublease, current portion of lease obligation, short-terms loan payable, long-terms loan payable and accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfil its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and net investment in sublease. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions and monitors the incoming sublease monthly payments to ensure they are current.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of June 30, 2023, the Company had a cash balance of $44,666 (March 31, 2023 – $574,587) to settle current liabilities of $3,130,028 (March 31, 2023 – $2,912,822). All the Company’s financial liabilities except lease obligation have contractual maturities of 30 days or are due on demand and are subject to normal trade terms.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest rate risk

The Company has cash balances and interest-bearing debt. The Company’s cash does not have significant exposure to interest.

Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could influence the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Other MD&A Requirements

Disclosure of Outstanding Security Data

As at August 29, 2023, the following shares and options were issued and outstanding:

	Issued & Outstanding	Expiry Dates	Weighted Average Exercise Prices
Common shares	4,793,388
Options	211,300	Ranging from March 1, 2024 to February 16, 2027	$10.81
Warrants	29,765	Ranging from December 2, 2023 to July 19, 2024	$7.00
Warrants	800,000	August 23, 2028	US$6.25

Except as disclosed above, there are no other options, warrants or other rights to acquire common shares of the Company outstanding. However, see “Overall Performance” for details of certain optional common share payments that the Company will be required to make in order to maintain and/or exercise its existing option agreements to acquire the Manitoba Lithium Claims, the Zoro North Claims and the Hidden Lake Project.

Additional Disclosure for Junior Issuers

The Company does not have sufficient working capital to cover its estimated operating and exploration expenses for the remainder of 2023. Thereafter, the Company will require additional funds to cover its estimated general and administrative expenses. There can be no assurance that financing, whether debt or equity, will be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to the Company. See “Risks and Uncertainties” below. Please refer to the Company’s condensed interim consolidated financial statements for information on the exploration expenditures on a property-by-property basis.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

Risks and Uncertainties

Mineral exploration is subject to a high degree of risk, which even a combination of experience, knowledge and careful evaluation may fail to overcome. These risks may be even greater in the Company’s case given its formative stage of development.

Exploration activities are expensive and seldom result in the discovery of a commercially viable resource. There is no assurance that the Company’s exploration will result in the discovery of an economically viable mineral deposit. The Company has generated losses to date and anticipates that it will require additional funds to further explore its properties. There is no assurance such additional funding will be available to the Company on commercially reasonable terms or at all. Additional equity financing may result in substantial dilution thereby reducing the marketability of the Company’s shares. The Company’s activities are subject to the risks normally encountered in the mining exploration business. The economics of exploring, developing and operating resource properties are affected by many factors including the cost of exploration and development operations, variations of the grade of any ore mined and the rate of resource extraction and fluctuations in the price of resources produced, government regulations relating to royalties, taxes and environmental protection and title defects. The Company’s mineral resource properties have not been surveyed and may be subject to prior unregistered agreements, interests or land claims and title may be affected by undetected defects. In addition, the Company may become subject to liability for hazards against which it is not insured. The mining industry is highly competitive in all its phases and the Company competes with other mining companies, many with greater financial and technical resources, in the search for, and the acquisition of, mineral resource properties and in the marketing of minerals. Additional risks include the lack of an active market for the Company’s securities and the present intention of the Company not to pay dividends. Certain of the Company’s directors and officers also serve as directors or officers of other public and private resource companies, and to the extent that such other companies may participate in ventures in which the Company may participate, such directors and officers of the Company may have a conflict of interest. Finally, the Company has no history of earnings, and there is no assurance that any of its current or future mineral properties will generate earnings, operate profitably or provide a return on investment in the future. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered considering its early stage of operations.

For a more detailed discussion of the risk factors affecting the Company and its exploration activities, please refer to the Company’s prospectus which can be assessed on the SEDAR website at www.sedar.com.

Contingencies

During the year ended March 31, 2022, the Company filed a claim against certain previous directors of the Company for wrongful transfer of funds in the amount of $157,185 for alleged deferred compensation to these directors. As a result of the claim against the Company, alleging that they are entitled to the compensation that had been garnished, and are also entitled to termination or change of control clauses as per their alleged management agreements. The amounts were garnished and later released as part of the settlement agreement detailed below.

The previous directors have also filed a counter claim against the Company, alleging that they are entitled to the compensation that has been garnished and being held in escrow, and are also entitled to termination or change of control clauses as per their alleged management agreements. The alleged management agreements would entitle each of the two directors to 12 months compensation in lieu of notice to termination without cause or 24 months of compensation if their agreements were terminated and within 6 months of a change of control of the Company, which includes a change in power to elect a majority of the board of directors or otherwise direct the management of the Company through proxies, voting agreements, or otherwise. Per the counter claim, the management agreement containing these clauses had allegedly been executed during the year prior to their dismissal and the change in control.

During the year ended March 31, 2023, the Company reached an agreement to settle the claim and counterclaim by the release of the funds held in court to the defendants and a nominal payment which has been made.

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer and alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance of approximately $360,000, claiming damages from alleged wrongful dismissal, bad faith damages and related claims. The claim also alleged that the Company did not have the legal right to cancel 130,000 PSU’s. The Company has made an assessment on the validity of the claims and, at this time, the probability and amounts of any potential loss resulting from such claims is not determinable and no amounts have been accrued for any potential liability resulting from this in these condensed interim consolidated financial statements.

Foremost Lithium Resource & Technology Ltd.

Management Discussions and Analysis

Period Ended June 30, 2023

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer of the Company alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance of approximately $306,000 alleging he has been subject to inappropriate conduct in the course of his alleged employment. The claim also alleged that the Company did not have the legal right to cancel 70,000 PSU’s. The Company has made an assessment on the validity of the claims and, at this time, the probability and amounts of any potential loss resulting from such claims is not determinable and no amounts have been accrued for any potential liability resulting from this in these condensed interim consolidated financial statements.

The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We assess our potential liability by analyzing our litigation and regulatory matters using available information. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. Should developments in any of these matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

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Exhibit 99.3

Form 52-109FV2

Certification of Interim Filings

Venture Issuer Basic Certificate

I, Jason Barnard, Chief Executive Officer of Foremost Lithium Resource & Technology Ltd., certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Foremost Lithium Resource & Technology Ltd. (the “issuer”) for the interim period ended June 30, 2023.

2.	No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.	Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

Date: August 29, 2023

“Jason Barnard”

Jason Barnard

Chief Executive Officer

NOTE TO READER

In contrast to the certificate required for non-venture issuers under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in NI 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of

i)	controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Exhibit 99.4

Form 52-109FV2

Certification of Interim Filings

Venture Issuer Basic Certificate

I, Cyrus Driver, Chief Financial Officer of Foremost Lithium Resource & Technology Ltd., certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Foremost Lithium Resource & Technology Ltd. (the “issuer”) for the interim period ended June 30, 2023.

2.	No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.	Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

Date: August 29, 2023

“Cyrus Driver”

Cyrus Driver

Chief Financial Officer

NOTE TO READER

In contrast to the certificate required for non-venture issuers under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in NI 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of

i)	controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

29